                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY




================================================================================


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION




                                  by and among




                    INNOVATIVE GAMING CORPORATION OF AMERICA,
                            a Minnesota corporation;




                               SCOTCH TWIST, INC.,
                             a Delaware corporation;




                                       and




                       INNOVATIVE GAMING TECHNOLOGY CORP.,
                              a Nevada corporation.





                            ------------------------

                          Dated as of August ____, 2001

                            ------------------------



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



TABLE OF CONTENTS

ARTICLE I THE MERGER; EFFECTIVE TIME..............................................................................1

         1.1.     The Merger......................................................................................1
         1.2.     Effective Time of the Merger....................................................................1
         1.3.     Federal Income Tax Qualification................................................................2

ARTICLE II THE PURCHASER AND THE SURVIVING CORPORATION............................................................2

         2.1.     Articles of Incorporation of the Surviving Corporation..........................................2
         2.2.     Bylaws of the Surviving Corporation.............................................................2
         2.3.     Directors and Officers of the Surviving Corporation.............................................2

ARTICLE III CONVERSION AND EXCHANGE OF SHARES.....................................................................2

         3.1.     Merger Consideration............................................................................2
         3.2.     Exchange of Common Stock........................................................................5
         3.3.     No Further Rights in Common Stock...............................................................7
         3.4.     Closing.........................................................................................7
         3.5.     Dissenting Shares...............................................................................7
         3.6.     Supplementary Action............................................................................7
         3.7.     Transfer Taxes; Escheat.........................................................................8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................8

         4.1.     Due Organization; No Subsidiaries; Etc..........................................................8
         4.2.     Certificate of Incorporation and Bylaws; Records................................................9
         4.3.     Capitalization, Etc............................................................................10
         4.4.     Financial Statements...........................................................................10
         4.5.     Absence of Changes.............................................................................11
         4.6.     Title to Assets................................................................................13
         4.7.     Bank Accounts..................................................................................13
         4.8.     Receivables; Major Customers...................................................................13
         4.9.     Equipment, Etc.................................................................................13
         4.10.    Real Property; Leases..........................................................................13
         4.11.    Proprietary Assets.............................................................................14
         4.12.    Contracts......................................................................................16
         4.13.    Liabilities; Major Suppliers...................................................................17
         4.14.    Compliance With Legal Requirements.............................................................17
         4.15.    Governmental Authorizations....................................................................18
         4.16.    Tax Matters....................................................................................18
         4.17.    Employee and Labor Matters.....................................................................20
         4.18.    Benefit Plans; ERISA...........................................................................20
         4.19.    Environmental Matters..........................................................................20
         4.20.    Sale of Products; Performance of Services......................................................20
         4.21.    Insurance......................................................................................20
         4.22.    Related Party Transactions.....................................................................20
         4.23.    Proceedings; Orders............................................................................21
         4.24.    Authority; Binding Nature of Agreements........................................................21
         4.25.    Non-Contravention; Consents....................................................................22
         4.26.    Brokers; Professionals.........................................................................23
         4.27.    Full Disclosure................................................................................23
         4.28.    Powers of Attorney.............................................................................23
         4.29.    Takeover Statutes..............................................................................23
         4.30.    Voting Arrangements............................................................................24
         4.31.    Inventories....................................................................................24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB.........................................24

         5.1.     Authority; Binding Nature of Agreement, Etc....................................................24
         5.2.     Proceedings; Orders............................................................................24
         5.3.     Non-Contravention; Consents....................................................................25
         5.4.     Brokers........................................................................................25
         5.5.     Full Disclosure................................................................................25

ARTICLE VI PRE-CLOSING COVENANTS OF THE COMPANY..................................................................26

         6.1.     Access and Investigation.......................................................................26
         6.2.     Operation of Business..........................................................................26
         6.3.     Filings and Consents...........................................................................29
         6.4.     Notification...................................................................................29
         6.5.     Payment of Indebtedness........................................................................30
         6.6.     No Negotiation.................................................................................30
         6.7.     Best Efforts...................................................................................30
         6.8.     Confidentiality; Publicity.....................................................................30
         6.9.     Inventor Agreement.............................................................................31
         6.10.    Affiliate Agreements...........................................................................31
         6.11.    Approval of Agreement..........................................................................31
         6.12.    Cooperation with Registration Statement and Proxy Statement....................................32
         6.13.    License; Termination of Licenses...............................................................32
         6.14.    Fractional Shares..............................................................................33
         6.15.    FIRPTA.........................................................................................33
         6.16.    No Short Sales.................................................................................33

ARTICLE VII PRE-CLOSING COVENANTS OF THE PURCHASER...............................................................33

         7.1.     Best Efforts...................................................................................33
         7.2.     Notification...................................................................................33
         7.3.     Proprietary Information........................................................................34
         7.4.     Filings and Consents...........................................................................35
         7.5.     Registration Statement; Proxy Statement........................................................35
         7.6.     Merger Sub Charter Documents...................................................................36

ARTICLE VIII CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE.........................................36

         8.1.     Satisfactory Completion of Pre-Acquisition Review..............................................36
         8.2.     Accuracy of Representations....................................................................36
         8.3.     Performance of Obligations.....................................................................37
         8.4.     Consents.......................................................................................37
         8.5.     No Adverse Change..............................................................................37
         8.6.     Additional Documents...........................................................................37
         8.7.     No Proceedings.................................................................................38
         8.8.     No Claim Regarding Stock Ownership or Sale Proceeds............................................38
         8.9.     Beneficial Ownership...........................................................................38
         8.10.    Tax Treatment..................................................................................38
         8.11.    No Prohibition.................................................................................38
         8.12.    No Injunction..................................................................................39
         8.13.    No Dissenting Shares...........................................................................39
         8.14.    Regulatory Approvals...........................................................................39
         8.15.    No Liabilities.................................................................................39
         8.16.    Effectiveness of Registration Statement........................................................39
         8.17.    Value of Initial Shares........................................................................39

ARTICLE IX CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE.............................................39

         9.1.     Accuracy of Representations....................................................................39
         9.2.     Additional Documents...........................................................................40
         9.3.     Purchaser's Performance........................................................................40
         9.4.     Financing or Balance Sheet Enhancement.........................................................40
         9.5.     No Injunction..................................................................................41
         9.6.     Approval of Board of Directors and Stockholders................................................41
         9.7.     No Proceedings.................................................................................41
         9.8.     Nasdaq Listing.................................................................................41
         9.9.     Consummation of Xertain Merger.................................................................42
         9.10.    Effectiveness of Registration Statement........................................................42
         9.11.    Value of Initial Shares........................................................................42
         9.12     Consents.......................................................................................42

ARTICLE X TERMINATION............................................................................................42

         10.1.    Termination Events.............................................................................42
         10.2.    Termination Procedures.........................................................................43
         10.3.    Effect of Termination..........................................................................43
         10.4.    Exclusivity of Termination Rights..............................................................44

ARTICLE XI CERTAIN RIGHTS OF OFFSET..............................................................................44

         11.1.    Reserve and Offset.............................................................................44
         11.2.    Notice and Other Procedures....................................................................44

ARTICLE XII MISCELLANEOUS PROVISIONS.............................................................................45

         12.1.    Survival of Representations and Warranties and Covenants.......................................45
         12.2.    Further Assurances.............................................................................45
         12.3.    Attorneys' Fees................................................................................45
         12.4.    Transfer Taxes.................................................................................45
         12.5.    Notices........................................................................................45
         12.6.    Confidentiality and Publicity..................................................................46
         12.7.    Headings.......................................................................................47
         12.8.    Counterparts...................................................................................47
         12.9.    Governing Law and Waiver of Jury Trial.........................................................47
         12.10.   Consent to Jurisdiction and Venue..............................................................47
         12.11.   Successors and Assigns.........................................................................48
         12.12.   Waiver.........................................................................................48
         12.13.   Amendments.....................................................................................48
         12.14.   Severability...................................................................................48
         12.15.   Parties in Interest............................................................................49
         12.16.   Entire Agreement...............................................................................49
         12.17.   Construction...................................................................................49

APPENDIX - Certain Definitions

EXHIBITS

Exhibit A  -      Form of Escrow Agreement
Exhibit B  -      Form of Stockholder Representative Agreement
Exhibit C  -      Form of Inventor Agreement
Exhibit D  -      Form of Affiliate Agreement
Exhibit E  -      Form of the Company Counsel Opinion
Exhibit F  -      Form of the Purchaser Counsel Opinion

SCHEDULE 4.11(i)       - Owned Patents
SCHEDULE 6.13          - License

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is entered into as of August ___, 2001, by and among INNOVATIVE GAMING CORPORATION OF AMERICA, a Minnesota corporation (the "Purchaser"), having its principal place of business at 333 Orville Wright Court, Las Vegas, Nevada, SCOTCH TWIST, INC., a Delaware corporation (the "Company"), having its principal place of business c/o Schupak Group, 730 Fifth Avenue, Suite 1901, New York, New York 10019, and INNOVATIVE GAMING TECHNOLOGY CORP., a Nevada corporation and a wholly-owned subsidiary of the Purchaser ("Merger Sub"), the Company and Merger Sub sometimes being hereafter collectively referred to as the "Constituent Corporations." Certain capitalized terms used, but not elsewhere defined, in this Agreement shall have the respective meanings given to them in the Appendix to this Agreement.

                                    RECITALS

     The Board of Directors of the Purchaser and the Company each have determined that it is in the best interests of their respective stockholders for the Purchaser to acquire the Company by the merger (the "Merger") of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

     The Purchaser, the Company and Merger Sub, intending to be legally bound, and for good and valuable consideration, the adequacy of which is hereby acknowledged, agree as follows:

                                   ARTICLE I
                           THE MERGER; EFFECTIVE TIME

     1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Company shall be merged with and into Merger Sub, with Merger Sub being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of the Company shall thereupon cease. The Merger shall have the effects set forth in
Section 92A.250 of the 1999 Nevada Revised Statues ("NRS") and Section 252 of the Delaware General Corporation Law (the "DGCL"). Immediately following the Effective Time, Merger Sub, as the Surviving Corporation, shall continue to be a wholly-owned subsidiary of the Purchaser.

     1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the completion of the filing of properly executed (i) Articles of Merger with the Secretary of State of the State of Nevada and (ii) a Certificate of Merger with the Secretary of State of the State of Delaware, with each such filing to be made as soon as practicable after the closing of the Transactions upon satisfaction or waiver of the conditions set forth in Article VIII and Article IX hereof. When used in this Agreement, the term "Effective Time" with respect to the Merger shall mean the date and time at which such Articles of Merger and Certificate of Merger are successfully filed with the respective Secretaries of the State of Nevada and Delaware in accordance with this Section 1.2 or such time as may be described therein.

     1.3. FEDERAL INCOME TAX QUALIFICATION. The parties intend that the Merger qualify as a "reorganization" under Section 368(a) of the Code, and each of the Purchaser, the Company and Merger Sub be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger.

                                   ARTICLE II
                   THE PURCHASER AND THE SURVIVING CORPORATION

     2.1. ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of Merger Sub as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation of the Merger until duly amended in accordance with applicable law.

     2.2. BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.3. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

          (a) The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office as directors of the Surviving Corporation from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

          (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE III
                        CONVERSION AND EXCHANGE OF SHARES

     3.1. MERGER CONSIDERATION. The aggregate consideration payable by the Purchaser (the "Purchase Price") in connection with the Merger shall equal (i) the Initial Payment, as defined below; (ii) the Initial Shares, as defined below; and (iii) any earnout payments described in Section 3.1(b)(ii).

          (a) Upon termination of the Due Diligence Review Period, provided this Agreement is not terminated pursuant to Section 10.1(a)(iii) or Section 10.1(b)(vi), the Purchaser shall pay to the Escrow Agent, who will hold such amount in Escrow pursuant to the Escrow Agreement in the form attached hereto as Exhibit A to this Agreement, an aggregate cash amount equal to seven hundred thousand dollars ($700,000) (the "Initial Payment") and shall make a loan to the Company (the "Loan") in the original principal amount of five hundred thousand dollars ($500,000). The Loan shall be evidenced by a promissory note (the "Note") with all outstanding principal and accrued interest due and payable on the first anniversary date of the effective date of the note and shall bear interest at the minimum applicable federal rate in effect on the date of the note. Proceeds of the Loan shall be used to pay Liabilities of the Company. Upon payment by the Purchaser to the Escrow Agent of the Initial Payment, the Purchaser shall have no further Liability to any Stockholder arising out of or in connection with the Initial Payment. The Escrow Agent shall distribute a Stockholder's pro rata share of the Initial Payment following the Closing upon confirmation from the Purchaser that such Stockholder has delivered to the Purchaser the Certificates, as defined below, representing such Stockholder's right to receive its pro rata share of the Initial Payment. In the event of a termination of this Agreement by the Company or the Purchaser pursuant to Article X, except for a termination pursuant to Sections 10.1(a)(i), the Escrow Agent shall thereafter distribute the Initial Payment in accordance with the Escrow Agreement to the Company's stockholders of record on the date of any such distribution and the Note shall be cancelled in full with no further obligation of the Company to the Purchaser in respect thereof. In the event of a termination of this Agreement pursuant to Section 10.1(a)(i), the Escrow Agent shall promptly return the Initial Payment to the Purchaser.

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Common Stock of the Company outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into the right to receive, from the Purchaser or the Stockholder's Representative as provided in this Article III, consideration per share of the Company's common stock equal to the pro rata share of the Initial Payment plus the following:

               (i) A number of shares of the Purchaser's Common Stock determined by multiplying (A) a fraction, the numerator of which is one and the denominator of which is the Company's Fully Diluted Common Stock times
          (B) the quotient of (1) four million one hundred and forty thousand (4,140,000) divided by (2) the volume weighted adjusted average closing price of the Common Stock for the twenty (20) trading day period ended three (3) trading days prior to the Closing Date, as defined below, provided, that, in the event such average closing price is greater than $1.38, the denominator of the fraction used to determine the quotient in this Section 3.1(b)(i)(B) shall be $1.38. The number of shares to be issued pursuant to this Section 3.1(b)(i) shall be appropriately adjusted as reasonably necessary to adjust for any stock split, stock dividend, subdivision, recapitalization or combination of the Common Stock. For purposes of this Agreement, the "Company's Fully Diluted Common Stock" shall mean the number of shares of the Company's outstanding Common Stock on the Closing Date plus the number of shares of the Company's Common Stock issuable upon the exercise, conversion or exchange of all Derivative Securities of the Company whether vested or unvested outstanding on the Closing Date. The aggregate number of shares of Common Stock to be issued pursuant to this Section 3(b)(i) shall be referred to in this Agreement as the "Initial Shares."

               (ii) The Earnout Consideration, which shall be due no later than forty-five (45) days following the end of any calendar quarter in which Purchaser has Acquired Technology Net Income and the report specified in Section 3.1(b)(ii). In the event that the Earnout Consideration paid during any year is less than the Minimum Earnout Consideration, within sixty (60) days of the end of such year, the Purchaser shall pay additional Earnout Consideration equal to the difference between (a) the Minimum Earnout Consideration for the applicable period and (b) the amount of Earnout Consideration paid with respect to the applicable period. Purchaser shall pay interest at the rate of 500 basis points over the then-prime rate of interest published in the Wall Street Journal (or the highest rate allowed by applicable law, whichever is less) ("Prime Rate") on all Earnout Consideration paid after the applicable due dates. The Purchaser shall determine the portion of any Earnout Consideration to be treated as interest for tax purposes in consultation with the Stockholder Representative. It is the intention of the Parties hereto that the Company's Stockholders be entitled to continue to receive the Earnout Consideration contemplated hereunder for the life of the Credit/Debit Gaming Business notwithstanding any changes in form or structure by which the Gaming Business is owned or conducted.

                    (A) The Earnout Consideration shall be paid in cash unless the Purchaser reasonably determines that payment in all or part Purchaser stock is advisable to maintain the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Any payments of Earnout Consideration in Purchaser stock shall be based upon the volume weighted adjusted average closing price of the Common Stock for the twenty (20) trading day period ending on the date such Earnout Consideration is due. All cash remittances shall be made by check or by wire transfer or by other method mutually agreed upon by the Purchaser and Stockholder Representative to an account designated by the Stockholder Representative in writing. Stock payments may be made in common stock or, to the extent advisable to ensure compliance with applicable Legal Requirements, preferred stock. Any preferred stock issued shall be nonvoting, convertible into common stock to the extent permissible under applicable Legal Requirements, with a liquidation preference equal to its initial price and no other preferences. All stock remittances shall be issued pursuant to the Stockholder Representative's written instructions.

                    (B) The Purchaser will provide to the Stockholder
               Representative a quarterly report within forty-five (45) days following the end of each calendar quarter detailing the Acquired Technology Net Income received during such calendar quarter, including all Costs and Expenses. Upon request from the Stockholder Representative, the Purchaser shall give to the Stockholder Representative and his Representatives reasonable access and audit and verification documentation as the Stockholder Representative may reasonably request to assure the Purchaser's compliance with the terms of this Agreement; provided that such access and documentation shall not be more frequent than quarterly. The Purchaser shall keep adequate records to verify all reports and payments to be made to the Stockholder Representative pursuant to this Agreement for a period of two (2) years following the date of such reports and payments. The Stockholder Representative shall have the right to select an independent certified public accountant mutually agreeable to the parties to audit no more frequently than annually all relevant records of the Purchaser relating to calculation of the Earnout Payment on reasonable notice to the Purchaser and during regular business hours to verify the reports and payments required hereunder. The independent certified public accountant shall execute a confidentiality agreement with the Purchaser that includes a prohibition on disclosing or using Confidential Information of Purchaser obtained in connection with such inspection, except to disclose to the Stockholder Representative the amount of underpayment or overpayment uncovered in such inspection and the basis for such conclusions. Such audit shall be completed as expeditiously as feasible, and Stockholder Representative shall provide the Purchaser with reasonable documentation of such inspection within five (5) business days of its completion. If such audit should disclose any underreporting, subject to the Purchaser's rights to object as provided below, the Purchaser shall pay to the Stockholder Representative on behalf of the Stockholders such amount plus interest from the date the Earnout Consideration was initially due at the rate of 500 basis points over the then-Prime Rate within thirty (30) days of the receipt of the written documentation relating to such inspection. If such audit should disclose any over-reporting, any future payments of Earnout Consideration shall be reduced by an amount equal to such over-reporting. The cost of such inspection shall be borne by the Stockholders; provided, however, that if the Purchaser is determined to have underpaid royalties by five percent (5%) or more for the period covered by the inspection, then the reasonable cost of such audit shall be borne by Purchaser. If within fifteen (15) days after delivery of the written report of such audit, the Purchaser notifies the Stockholder Representative in writing of its objection to the calculation, the Purchaser and the Stockholder Representative shall negotiate in good faith for a period of thirty (30) days in an effort to agree on the Earnout Consideration for the applicable period. Within fifteen (15) days thereafter, either party may submit the dispute to arbitration.

                    (C) Any dispute arising out of, related to or in connection with the calculation of the Earnout Consideration shall be submitted to confidential, binding arbitration in Las Vegas, Nevada before a single arbitrator, to be selected by the Purchaser and the Stockholder Representative within fifteen (15) days or otherwise selected pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association, which procedures and rules shall govern each such arbitration. The arbitrator shall only have authority to set the Earnout Consideration in the amount claimed by the Purchaser or the Stockholder Representative (i.e., the arbitrator cannot set the Earnout Consideration between the amount claimed by the Purchaser and the Stockholder Representative, below the amount claimed by the Purchaser or above the amount claimed by the Stockholder Representative). The party that loses such arbitration shall be responsible for all costs of such proceeding.

     3.2. EXCHANGE OF COMMON STOCK.

          (a) Immediately following the Effective Time, each record holder (a "Stockholder") of any certificate or certificates that immediately prior to the Effective Time represented outstanding shares of common stock (the "Certificates") of the Company shall be entitled to surrender his or her Certificates to the Purchaser for cancellation in exchange for such Stockholder's pro rata share of the Purchase Price to be paid pursuant to
     Section 3.1(b), less any applicable transfer taxes, taxes related to FIRPTA and back-up withholding taxes, and the Purchaser hereby agrees to cause such consideration to be paid to such person as set forth in Section 3.1(b). Surrender of a Stockholder's Certificates to the Purchaser shall also entitle a Stockholder to receive such Stockholder's pro rata share of the Initial Payment from the Escrow Agent, pursuant to and subject to the conditions of Section 3.1(a), less any applicable transfer taxes, taxes related to FIRPTA and back-up withholding taxes which are required by law to be withheld. If any Stockholder shall fail to surrender his or her Certificates immediately following the Effective Time, the Purchaser shall send to such Stockholder notice of the Merger and instructions for use in effecting the surrender of the Certificates in exchange for such Stockholder's pro rata share of the Purchase Price and the Stockholder of such Certificate shall be entitled to receive in exchange therefor, subject to the terms and conditions of Section 3.1(a) and Section 3.1(b), solely such Stockholder's pro rata share of the Purchase Price pursuant to Section 3.1(a) and Section 3.1(b), less any applicable transfer taxes, taxes related to FIRPTA and back-up withholding taxes which are required by law to be paid or withheld by the Purchaser with respect thereto (which shall be treated for purposes of this Agreement as having been paid to such Stockholder), and such Certificate shall forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the consideration payable upon the surrender of the Certificates. In no event shall the Purchaser issue any fractional shares but shall instead round any fractional share up or down to the nearest whole share. It shall be a condition of payment that the Certificate so surrendered shall be properly endorsed, accompanied by separate original stock power, or otherwise in proper form for transfer.

          (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company's common stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of the Company's common stock are presented to the Surviving Corporation for payment, they shall be cancelled and exchanged for a pro rata share of the Purchase Price pursuant to Section 3.1(b) and the right to receive from the Escrow Agent a pro rata share of the Initial Payment pursuant to Section 3.1(a), in accordance with the procedures set forth in this Section 3.2.

          (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Purchaser will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the pro rata amount of the Purchase Price pursuant to
     Section 3.1(b) and the Escrow Agent will distribute the pro rata amount of the Initial Payment pursuant to Section 3.1(a) for which the shares represented by the Certificate are exchanged in accordance with this
     Article III. When authorizing such issuance or payment in exchange therefor, the Purchaser may, in its discretion and as a condition precedent to the issuance or payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Purchaser a bond in such sum as either may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against the Purchaser, the Escrow Agent or the Stockholder Representative with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d) The Purchaser may, at its option, discharge its obligations under this Section 3.2 through attorneys for the Purchaser, the Company, the Escrow Agent, the Stockholder Representative or a bank or trust reasonably selected by the Purchaser to act as exchange agent in connection with the Merger; provided, the Purchaser shall distribute the Initial Payment through the Escrow Agent in accordance with the Escrow Agreement and the Earnout Consideration through the Stockholder Representative, in accordance with the Stockholder Representative Agreement substantially in the form attached as Exhibit B to this Agreement; provided, further, that if no Person is acting as the Escrow Agent or the Stockholder Representative, the Purchaser may, at its option, distribute the Initial Payment or Earnout Consideration as otherwise provided in this Section 3.2(d). Receipt of the Purchase Price, or portion thereof, by any such agent shall be deemed to constitute receipt by Stockholders and Purchaser shall have no further Liability to any Stockholder in respect of such consideration.

     3.3. NO FURTHER RIGHTS IN COMMON STOCK. All cash, or cash equivalents, received by any Stockholder pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Stockholder's common stock of the Company. At the Effective Time, the holders of Certificates shall cease to have any rights with respect to common stock of the Company (other than such rights as they may have as dissenting stockholders under the DGCL), and their sole right shall be to receive their pro rata share of the Purchase Price. Dissenting Holders shall have the rights accorded by the DGCL.

     3.4. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 12th Floor, 19900 MacArthur Boulevard, Irvine, California 92612 at 10:00 a.m., local time, not later than five (5) business days following satisfaction or waiver of all of the conditions set for the in Article VIII and Article IX of this Agreement (the "Closing Date") or at such other date, time and place as the parties shall otherwise agree.

     3.5. DISSENTING SHARES.

          (a) If holders of common stock of the Company are entitled to dissent from the Merger and demand appraisal of any such common stock under applicable law (each person electing to exercise such rights, a "Dissenting Holder"), any shares of such common stock held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted and exchanged as described in Sections 3.1 and 3.2, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to applicable law; provided, however, that common stock of the Company held by a Dissenting Holder who shall, after the Effective Time, withdraw its demand for appraisal or lose its rights of appraisal with respect to such shares, in either case pursuant to applicable law, shall not be deemed Excluded Shares, but shall be deemed to be converted, as of the Effective Time, into the right to receive a pro rata portion of the Purchase Price in accordance with this Agreement.

          (b) The Company shall give the Purchaser prompt notice of any written demands for appraisal of any shares of the Company's common stock, withdrawals of such demands or failures to perfect appraisal rights resulting in a loss of such rights, and any other instruments received by the Company which relate to any such demand for appraisal. The Company shall not voluntarily make any payment with respect to any demands or potential demands for appraisal of the Company's Common Stock or offer to settle or settle such demands or potential demands. From and after the Effective Time, the Purchaser shall be responsible for any settlement of claims with respect to any Dissenting Holders, which settlements may be paid in cash, capital stock of the Purchaser or such other consideration as the Purchaser shall determine.

     3.6. SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of either Constituent Corporation, as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.7. TRANSFER TAXES; ESCHEAT.

          (a) If any portion of the Purchase Price is to be paid to a Person other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay the Purchaser any transfer or other taxes required by reason of payment to other than the registered holder of the Certificate surrendered or shall establish to the Purchaser's satisfaction that any such tax has been paid or is not applicable.

          (b) Notwithstanding anything in this Agreement to the contrary, neither the Purchaser, the Escrow Agent, the Stockholder Representative nor any other party hereto shall be liable to a holder of shares of common stock of the Company for any portion of the Purchase Price delivered to a public official pursuant to applicable escheat laws.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to and for the benefit of the Purchaser and Merger Sub, as of the date hereof and as of the Closing Date, except with respect to any particular subsection of this Article IV to the extent specifically described in the corresponding subsection of that certain schedule (the "Disclosure Schedule") dated as of the date of this Agreement and updated as of the Closing Date, delivered to the Purchaser and Merger Sub on behalf of the Company, a copy of which is attached hereto and incorporated herein by this reference, as follows:

     4.1. DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority:

               (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is presently proposed to be conducted;

               (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are presently proposed to be owned and used; and

               (iii) to perform its obligations under all Company Contracts.

          (b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than "Scotch Twist, Inc."

          (c) The Company is qualified to do business as a foreign corporation in all jurisdictions other than jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. The Company is duly qualified and in good standing as a foreign corporation in each of the jurisdictions identified in Section 4.1 of the Disclosure Schedule.

          (d) Section 4.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's Board of Directors, (ii) the names and titles of the Company's officers, and (iii) the names of the members of each committee of the Company's Board of Directors.

          (e) Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

          (f) The Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

     4.2. CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS.

          (a) The Company will promptly deliver to the Purchaser, but in no event later than one week after the date of this Agreement, accurate and complete copies of:

               (i) the Company's Certificate of Incorporation and Bylaws, including all amendments thereto;

               (ii) the stock records of the Company; and

               (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and the Board of Directors of the Company.

          There have been no meetings or other proceedings of the stockholders of the Company or the Board of Directors of the Company that are not reflected in such minutes or other records, or as to which the actions adopted thereat or performed pursuant thereto have not been legally ratified and approved by the stockholders of the Company, or its Board of Directors, as applicable, by subsequent action reflected in such minutes or other records.

          (b) There has not been any violation of any of the provisions of the Company's Articles of Incorporation or Bylaws or of any resolution adopted by the Company's stockholders or the Company's Board of Directors, and no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

          (c) The books of account, stock records, minute books and other records of the Company are true, correct, accurate, up to date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Company are in the actual possession and direct control of the Company or its authorized representative.

     4.3. CAPITALIZATION, ETC.

          (a) The authorized capital stock of the Company consists of an aggregate of ten thousand shares (10,000), five thousand (5,000) of such shares are common stock $.01 par value per share, and five thousand shares (5,000) are preferred stock $.01 par value per share. 111.771 shares of common stock have been issued and are outstanding.

          (b) All of the Company's outstanding shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements, and (iv) are owned, beneficially and of record, by the Persons set forth on Section 4.3 of the Disclosure Schedule. Each of the Company's Stockholders that has acquired shares of the Company's capital stock within the past four years is an "accredited investor" as defined in Rule 501 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

          (c) There are no:

               (i) Contracts or arrangements under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any Derivative Securities; or

               (ii) conditions or circumstances that would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (d) The Company has never repurchased, redeemed or otherwise reacquired and has not agreed, committed or offered in writing or otherwise to reacquire any shares of its capital stock.

     4.4. FINANCIAL STATEMENTS.

          (a) Prior to Closing, the Company shall have delivered to the Purchaser the following financial statements and notes (collectively, the "Financial Statements"):

               (i) the unaudited balance sheet (the "Unaudited Balance Sheet") of the Company as of a recent date, which has not been prepared in accordance with GAAP; and

               (ii) a balance sheet (the "Pre-Closing Balance Sheet") of the Company as of a date not more than two (2) business days prior to the Closing Date.

          (b) The Financial Statements are and will be in accordance with the books and records of the Company and present and will present fairly the financial position of the Company as of the respective dates thereof.

          (c) The Company has never conducted business operations and its only assets are the Owned Patents. The Company has not prepared financial statements in the Ordinary Course of Business.

          (d) Section 4.4(d) of the Disclosure Schedule sets forth all of the Company's Liabilities. As of the Effective Time, the amount of the Company's Liabilities, excluding the Loan, will be zero dollars ($0).

     4.5. ABSENCE OF CHANGES. Since June 30, 2001, except as otherwise contemplated by this Agreement:

          (a) no event has occurred that has had or is likely to have a Material Adverse Effect;

          (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

          (d) the Company has not sold or otherwise issued any shares of capital stock or any Derivative Securities;

          (e) the Company has not amended its Certificate of Incorporation or Bylaws (other than as delivered to the Purchaser pursuant to Section 4.2(a)(i) above) and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction other than as contemplated in Sections 1.1 and 6.14;

          (f) the Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company in the Ordinary Course of Business;

          (g) the Company has not leased or licensed any asset from any other Person except for assets leased or licensed in the Ordinary Course of Business;

          (h) the Company has not made any individual capital expenditure, measured by invoice amount, in excess of $25,000;

          (i) the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by the Company in the Ordinary Course of Business;

          (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness other than in the Ordinary Course of Business;

          (k) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance other than Permitted Liens;

          (l) the Company has not made any loan or advance to any other Person;

          (m) the Company has not (i) established or adopted any Employee Benefit Plan or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (n) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract that is not an Excluded Contract;

          (o) no Contract (other than an Excluded Contract) by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated;

          (p) the Company has not incurred, assumed or otherwise become subject to any Liabilities, other than Liabilities incurred by the Company in the Ordinary Course of Business;

          (q) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that have been discharged or paid in the Ordinary Course of Business;

          (r) the Company has not forgiven any debt or otherwise released or waived any right or claim;

          (s) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (t) the Company has not made or changed any material election in respect of Taxes, amended any Company Return, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Body or otherwise;

          (u) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

          (v) the Company has not agreed or committed (in writing or otherwise), to take any of the actions referred to in clauses "(c)" through "(u)" above.

     4.6. TITLE TO ASSETS. The Company owns, free and clear of Encumbrances other than Permitted Liens: all assets (i) reflected on the Unaudited Balance Sheet and Pre-Closing Balance Sheet; (ii) acquired by the Company since the date of the Unaudited Balance Sheet; and (iii) all other assets reflected in the Company's books and records as being owned by the Company, and all of the Company's rights under the Company Contracts.

     4.7. BANK ACCOUNTS.

          (a) Section 4.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by the Company or for its benefit or for the benefit of its customers at any bank or other financial institution:

               (i) the name and location of the institution at which such account is maintained;

               (ii) the name in which such account is maintained and the account number of such account;

               (iii) a description of such account and the purpose for which such account is used;

               (iv) the current balance in such account as of the date of this Agreement;

               (v) the rate of interest being earned on the funds in such account; and

               (vi) the names of all individuals authorized to draw on or make withdrawals from such account.

          (b) There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

     4.8. RECEIVABLES; MAJOR CUSTOMERS. The Company has never had, does not have, and at no time prior to the Closing will have any customers or accounts receivable.

     4.9. EQUIPMENT, ETC. The Company has never owned, does not own, and at no time prior to the Closing will own any equipment, furniture, fixtures, improvements and other tangible assets owned by the Company with an original cost in excess of $500.

     4.10. REAL PROPERTY; LEASES. The Company has never owned or leased, does not own or lease, and at no time prior to the Closing will own or lease any real property or any interest in real property.

     4.11. PROPRIETARY ASSETS.

          (a) Section 4.11(a) of the Disclosure Schedule contains an accurate and complete list of any registered and unregistered trademarks, service marks, and applications for registration therefor, copyright registrations, applications for copyright registrations, mask work registrations, and applications for mask work registrations of the Company, specifying as to each the nature of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number.

          (b) Section 4.11(b) of the Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses, and other agreements as to which the Company is a party and pursuant to which any entity other than the Company is authorized to use any Proprietary Asset.

          (c) Section 4.11(c) of the Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses, and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property Rights or Technology of any third party other than end-user licenses granted to the Company relating to "off the shelf" personal computer software that is generally available on commercially reasonable terms from persons that are unaffiliated with the Company and that is not incorporated into any product marketed, sold or licensed by, or used in the provision of any service provided by, the Company.

          (d) The Company owns all right, title and interest in and to the Proprietary Assets, and no other entity has any right to or interest in the Proprietary Assets or any proceeds or other revenue relating thereto. Such ownership is and will remain free and clear of all Encumbrances and security interests. No other party has any rights with respect to any such inventions or discoveries or the Owned Patents. Subject to Section 6.13(d), the Company has taken and will continue to take all appropriate actions pursuant to applicable federal, state and local law to perfect, protect its interest in, and enforce the Proprietary Assets. No party to any license, sublicense, or agreement listed in Section 4.11 of the Disclosure Schedule is (or upon Closing, will be) in breach or default and no event has occurred (or, upon Closing, will occur) which with notice or lapse of time would constitute a material Breach or default or permit termination, modification or acceleration thereunder. Except for licenses listed in Paragraph (c) of Section 4.11 of the Disclosure Schedule as royalty-bearing, there are (and upon Closing, will be) no royalties, fees, or other payments payable by the Company to any person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset.

          (e) To the Company's Knowledge, the use and disclosure of the Proprietary Assets (including, without limitation, the practice of the inventions described in the Owned Patents) does not infringe or misappropriate any Intellectual Property Right of any person. The Company:
     (i) has no Knowledge that any Proprietary Asset is involved in any interference, reexamination, cancellation or opposition proceeding, or any currently pending or threatened suit, action or proceeding arising out of a right or claimed right of any person with respect to any Intellectual Property Right; (ii) has not received any oral, written or other communication that the Company is using or disclosing in an unauthorized manner, infringing or misappropriating in the conduct of its business as presently conducted or as proposed to be conducted by the Company the right or claimed right of any person with respect to any Intellectual Property Right; (iii) has any Knowledge that any of the Proprietary Assets is being used or disclosed in an unauthorized manner, infringed, or misappropriated by any person; and (v) except pursuant to the licenses listed in Section 4.11(c) of the Disclosure Schedule, has not entered into any agreement to indemnify any person against any charge of unauthorized use or disclosure, infringement, or misappropriation of any Intellectual Property Right. The Owned Patents and all registered trademarks, service marks, collective marks, certification marks, and registered copyrights listed in Section 4.11(a) of the Disclosure Schedule are valid and in full force and were prosecuted in good faith.

          (f) The Company has taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of and its proprietary rights in all of the Proprietary Assets other than issued patents, patent applications, or copyright or trademark registrations. Without limitation on the generality of the foregoing, the Company will have obtained prior to Closing confidentiality and inventions assignment agreements from all of the directors, officers, consultants and independent contractors of the Company (including the Inventors) involved in the creation or development of the Proprietary Assets. No independent contractor who has performed services related to the business of the Company has (or upon Closing, will have) any right, title, or interest in any Proprietary Asset.

          (g) The Company: (i) has not disclosed the source code for any of the software owned by the Company that is used or proposed to be used in the business of the Company (the "Software") or other information relating to the detailed design, structure, or organization of the Software to any person other than past or present employees and independent contractors of the Company; (ii) has not entered into any agreement requiring the Company to license or otherwise provide future versions, upgrades, or enhancements of the any software in source code form; or (iii) has not entered into any agreements granting any exclusive right to any Proprietary Asset.

          (h) The execution, delivery and performance of this Agreement, and the consummation of the Transactions, will not materially Breach, violate or conflict with any agreement governing any Proprietary Asset, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Proprietary Asset, or in any way impair the right of the Company to use or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of any Proprietary Asset.

          (i) For purposes of this Agreement, "Owned Patents" shall mean the patents and patent applications (including patents issuing in respect of the applications) listed on Schedule 4.11(i) of the Disclosure Schedule, together with (i) any related continuation, continuation-in-part, divisional, reissue, reexamination and substitution patents and patent applications, and (ii) any counterparts (including foreign counterparts) thereof and equivalents of the foregoing.

          (j) For purposes of this Section 4.11, "use" includes make, have made, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, offer for sale, sell, distribute, import, disclose, license, sublicense, dispose of, and otherwise exploit.

     4.12. CONTRACTS.

          (a) Section 4.12 of the Disclosure Schedule identifies each Company Contract, including each Contract with any reseller of the Company's products. All the Company Contracts are in writing. The Company has delivered to the Purchaser accurate and complete copies of all written Company Contracts identified in Section 4.12 of the Disclosure Schedule, including all amendments thereto.

          (b) Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms.

          (c) (i) The Company has not violated or Breached, or declared or committed any default under, any Company Contract, except for such violations or breaches as would not have a Material Adverse Effect;

               (ii) no event has occurred, and no circumstance or condition exists, that could (with or without notice or lapse of time) (A) result in a violation or material Breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract; and

               (iii) the Company has not to its Knowledge waived any of its rights under any Company Contract.

          (d) To the Company's Knowledge, each Person against which the Company has or may acquire any rights under any Company Contract is solvent and is able to satisfy such Person's current and future Liabilities to the Company set forth in any such Contract.

          (e) (i) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any Liability of any other Person; and

               (ii) the Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

          (f) The performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement, which violation or failure could have a Material Adverse Effect.

          (g) No Person is materially renegotiating, nor has or will have as a result of the Transactions, the contractual right to materially renegotiate, any amount paid or payable by or to the Company under any Company Contract or any other term or provision of any Company Contract.

          (h) The Contracts identified in Section 4.12 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     4.13. LIABILITIES; MAJOR SUPPLIERS.

          (a) Other than the Loan contemplated by Section 3.1(a), the Company has no Liabilities, except for:

               (i) Liabilities that will be reflected as part of the Unaudited Balance Sheet;

               (ii) Liabilities (of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by the Company in the Ordinary Course of Business since the date of the Unaudited Balance Sheet, which Liabilities in the aggregate do not exceed $25,000 as of the date hereof and will not exceed zero dollars ($0); and

               (iii) the Company's obligations under the Contracts listed in
          Section 4.12 of the Disclosure Schedule.

          (b) Section 4.13 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each Person that has received more than $25,000 from the Company within the last twelve months.

     4.14. COMPLIANCE WITH LEGAL REQUIREMENTS.

          (a) The Company is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets or products, except where the failure to be in such compliance would not have a Material Adverse Effect.

          (b) No event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result, directly or indirectly, in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, except where the violation or failure of which would not have a Material Adverse Effect.

          (c) The Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure by it, its resellers or the end-users of its products and services to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

          (d) To the Company's actual knowledge, no Governmental Body has proposed, or is considering, any Legal Requirement that, if adopted or otherwise put into effect would specifically affect the Company and could reasonably be expected to have a Material Adverse Effect on the Company or the market for its products and services.

     4.15. GOVERNMENTAL AUTHORIZATIONS.

          (a) Section 4.15 of the Disclosure Schedule identifies:

               (i) each Governmental Authorization that is held by the Company; and

               (ii) each other Governmental Authorization that is held by any of the Company's employees and is used in connection with the Company's business.

The Company has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Section 4.15 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Section
4.15 of the Disclosure Schedule is valid and in full force and effect.

          (b) The Governmental Authorizations identified in Section 4.15 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used and are proposed to be used.

     4.16. TAX MATTERS.

          (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis other than any Tax which is being contested in good faith by the Company. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

          (b) Within seven (7) days of the date of this Agreement, the Company shall deliver to the Purchaser accurate and complete copies of all the Company Returns filed by the Company and Section 4.16 of the Disclosure Schedule shall be supplemented to accurately identify all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period commencing January 1, 1998 and ending on or before the Closing Date (the "Company Returns"). All the Company Returns (including monthly payroll returns) (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has delivered to the Purchaser accurate and complete copies of all the Company Returns (other than monthly payroll returns) filed by the Company.

          (c) The Company's Liability for unpaid Taxes for all periods ending on or before the date of the Pre-Closing Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reported in the Pre-Closing Balance Sheet.

          (d) Section 4.16 of the Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (e) No claim or other Proceeding is pending or, to the Company's Knowledge, has been threatened against or in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon, and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          (g) Except for such limitations as may result from the Transactions contemplated by this Agreement and as set forth on Section 6.14(g) of the Disclosure Schedule, the Company has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383 or 384, or the federal consolidated return regulations.

          (h) The Company is not (nor has it ever been) a party to any tax sharing agreement or tax indemnity agreement and has not assumed the Tax liability of any other person under contract.

          (i) The Company has no Liability for Taxes resulting by reason of the several liability of the Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date.

     4.17. EMPLOYEE AND LABOR MATTERS.

          (a) The Company has never had, does not have, and at no time prior to the Closing will have any employees or consultants.

          (b) The Company is not a party to or bound by, and has never been a party to or bound by, and at no time prior to the Closing will be a party to or bound by any Contract for employment or any union contract, collective bargaining agreement or similar Contract and has not made any offers in respect of the foregoing.

     4.18. BENEFIT PLANS; ERISA.

          (a) The Company has never had, does not have and at no time prior to the Closing will have (or have approved) any Company Plans.

          (b) There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with the Company as a single employer within the meaning of Section 414 of the Code.

     4.19. ENVIRONMENTAL MATTERS. The Company is in compliance with all applicable Environmental Laws, except for such noncompliance as would not have a Material Adverse Effect. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law and to the Company's Knowledge there are no circumstances that are reasonably likely to prevent or interfere with the Company's compliance with any Environmental Law in the future.

     4.20. SALE OF PRODUCTS; PERFORMANCE OF SERVICES. The Company has not had, does not have and at no time prior to the Closing will have, any sales of any products or services.

     4.21. INSURANCE. The Company has never had, does not have, and at no time prior to Closing will have, any insurance policy or application for any insurance policy.

     4.22. RELATED PARTY TRANSACTIONS.

          (a) No Related Party has, and no Related Party has at any time since December 31, 2000 had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of the Company.

          (b) No Related Party is, or has at any time since December 31, 2000, has been, indebted to the Company.

          (c) Since December 31, 2000, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company.

          (d) No Related Party is competing, or has at any time since December 31, 2000, competed, directly or indirectly, with the Company in any market served by the Company.

          (e) No Related Party has any claim or right against the Company other than with respect to compensation due Related Parties who are officers or employees of the Company.

          (f) No event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

     4.23. PROCEEDINGS; ORDERS.

          (a) There is no pending Proceeding, and to the Company's Knowledge no Person has threatened to commence any Proceeding:

               (i) that involves the Company or that otherwise relates to or could affect the Company's business, any of the assets owned or used by the Company or any product or service offered for sale or license by the Company (whether or not the Company is named as a party thereto); or

               (ii) that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

     No event has occurred, and to the Company's Knowledge no claim, dispute or other condition or circumstance exists, that could directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) No Proceeding has ever been commenced by or against the Company, and no Proceeding otherwise involving or relating to the Company has been pending or, to the Company's Knowledge, threatened at any time.

          (c) The Company has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings, if any, identified in Section 4.23 of the Disclosure Schedule.

          (d) There is no Order to which the Company, any of the assets owned or used by the Company or any product or service offered for sale or license by the Company, is subject.

          (e) To the Company's Knowledge, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

          (f) To the Company's Knowledge, there is no proposed Order that, if issued or otherwise put into effect, may have a Material Adverse Effect.

     4.24. AUTHORITY; BINDING NATURE OF AGREEMENTS. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by the Company in connection with this Agreement, and the execution, delivery and performance by the Company of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of the Company and its stockholders, Board of Directors and officers. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.25. NON-CONTRAVENTION; CONSENTS.

          (a) Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with or result in a violation of (A) any of the provisions of the Company's Certificate of Incorporation or Bylaws, or (B) any resolution adopted by the Company's stockholders, the Company's Board of Directors or any committee of the Company's Board of Directors;

               (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

               (iii) cause the Company to become subject to, or to become liable for the payment of, any state or local Tax by any state or local taxing authority or other state or local Governmental Body;

               (iv) cause any of the assets owned or used by the Company to be reassessed or revalued by any state or local taxing authority or other Governmental Body;

               (v) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

               (vi) contravene, conflict with or result in a violation or material Breach of, or result in a default under, any provision of any of the Company Contracts;

               (vii) give any Person the right to (A) declare a default or exercise any remedy under any Company Contract, (B) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

               (viii) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of any Derivative Securities, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions;

               (ix) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company; or

               (x) contravene or constitute a default under any law or regulation, any judgment, decree or order, or any contract, agreement or other undertaking applicable to the Owned Patents.

          (b) The Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     4.26. BROKERS; PROFESSIONALS. Other than as set forth in Section 6.5 of this Agreement, the Company has no Liability or obligation to pay any fees, commissions or costs to any broker, finder or agent in respect of this Agreement or any of the Transactions.

     4.27. FULL DISCLOSURE.

          (a) None of the representations and warranties of the Company in this Agreement contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit as of the Closing Date to state any material fact necessary to make any of the representations, warranties or statements contained therein not misleading. To the extent such representations permit omission of items otherwise required to be discussed because they are not material or do not or would not have a Material Adverse Effect, such omissions in the aggregate will not as of the Closing Date and do not have a Material Adverse Effect.

          (b) There is no fact within the actual knowledge of the Company (other than publicly known facts relating exclusively to political or economic matters of general applicability within the industry) that may have a Material Adverse Effect.

          (c) All of the information set forth in the Disclosure Schedule, and all other information regarding the Company and its business, condition, assets, Liabilities, operation, financial performance, net income and prospects that has been furnished to the Purchaser or any of its Representatives by or on behalf of the Company or any of the Company's Representatives, is accurate and complete in all material respects. The Company acknowledges and agrees that although the Purchaser may tender certain assistance to the Company in the preparation of the Disclosure Schedule, the provision of such assistance shall not be deemed to constitute an admission by the Purchaser of the accuracy of the same or any basis for any modification of any covenant, representation or warranty of the Company and the Purchaser contained in this Agreement or any Transactional Agreement.

     4.28. POWERS OF ATTORNEY. The Company has not given and at no time prior to the Closing will give a power of attorney to any Person.

     4.29. TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by the Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

     4.30. VOTING ARRANGEMENTS. To the Knowledge of the Company, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the Company's stockholders relating to the voting of their respective shares of Common Stock.

     4.31. INVENTORIES. The Company has never had, does not have, and at no time prior to the Closing will have any inventories.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                                 AND MERGER SUB

     The Purchaser and Merger Sub, jointly and severally, represent and warrant, to and for the benefit of the Company, as of the date hereof and as of the Closing Date, except with respect to any particular subsection of this Article V to the extent specifically described in the corresponding subsection of that certain schedule (the "Purchaser Disclosure Schedule") dated as of the date of this Agreement and updated as of the Closing Date, delivered to the Company on behalf of the Purchaser and Merger Sub, a copy of which is attached hereto and incorporated herein by reference, as follows:

     5.1. AUTHORITY; BINDING NATURE OF AGREEMENT, ETC.

          (a) Each of the Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Minnesota Business Corporation Act and Title 7 of the NRS, respectively, and has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and all other agreements and instruments contemplated to be executed and delivered by the Purchaser and Merger Sub, respectively, in connection herewith;

          (b) the execution, delivery and performance of this Agreement and all other agreements and instruments contemplated to be executed and delivered by the Purchaser and Merger Sub in connection herewith have been duly authorized by all necessary action on the part of the Purchaser and Merger Sub and their respective Boards of Directors; and

          (c) this Agreement and all other agreements and instruments contemplated to be executed and delivered by the Purchaser and Merger Sub each constitutes the legal, valid and binding obligation of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub, as applicable, in accordance with its terms.

     5.2. PROCEEDINGS; ORDERS. There is no pending, or to the Purchaser's or Merger Sub's Knowledge threatened, Proceeding or Order that could, or proposed Order that if issued or otherwise put into effect could, adversely affect the ability of the Purchaser or Merger Sub to comply with or perform any covenant or obligation under this Agreement, or could have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     5.3. NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Purchaser's or Merger Sub's Articles of Incorporation or Certificate of Incorporation, as applicable, or Bylaws, or (ii) any resolution adopted by the Purchaser's or Merger Sub's stockholders, the Purchaser's or Merger Sub's Board of Directors or any committee of the Purchaser's or Merger Sub's Board of Directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser or Merger Sub, or any of the material assets owned or used by the Purchaser or Merger Sub, is subject; or

          (c) contravene, conflict with or result in a violation or Breach of, or result in a default under, any provisions of a Contract to which the Purchaser or Merger Sub is a party, the violation or Breach of which or default under which would have a Material Adverse Effect on the Purchaser or Merger Sub.

     5.4. BROKERS. Neither the Purchaser nor Merger Sub has agreed or become obligated to pay, nor has taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     5.5. FULL DISCLOSURE.

          (a) None of the representations and warranties of the Purchaser or Merger Sub in this Agreement contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit as of the Closing Date to state any material fact necessary to make any of the representations, warranties or statements contained therein not misleading. To the extent such representations permit omission of items otherwise required to be discussed because they are not material or do not or would not have a Material Adverse Effect, such omissions in the aggregate will not as of the Closing Date and do not have a Material Adverse Effect.

          (b) The Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and all other reports, or definitive proxy statements filed subsequent to December 31, 2000 under the Securities Act, or under Sections 13(a), 13(d), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Regulatory Documents"), as of the date filed, (A) complied and will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Purchaser as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Purchaser for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                                   ARTICLE VI
                      PRE-CLOSING COVENANTS OF THE COMPANY

     The Company hereby covenants and agrees as set forth in this Article VI.

     6.1. ACCESS AND INVESTIGATION. The Company shall ensure that, at all times during the Pre-Closing Period:

          (a) the Company and its Representatives provide the Purchaser and its Representatives with free and complete access at reasonable times and with reasonable notice from the Purchaser to the Company's Representatives, to the Company's premises and assets, and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, subject to and conditioned on continuing compliance by the Purchaser with Section 7.3 hereof;

          (b) the Company and its Representatives shall provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company as the Purchaser may request in good faith; and

          (c) the Company and its Representatives shall compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information regarding the Company as the Purchaser may reasonably request in good faith.

     6.2. OPERATION OF BUSINESS. The Company shall ensure that, during the Pre-Closing Period:

          (a) the Company conducts its operations exclusively in the Ordinary Course of Business and in substantially the same manner as such operations have been conducted for the twelve-month period prior to the date of this Agreement;

          (b) the Company preserves intact its current business organization and uses its commercially reasonable efforts to keep available the services of its current officers;

          (c) the Company's officers confer regularly with the Purchaser concerning operational matters and otherwise report as often as reasonably requested by the Purchaser concerning the status of the Company's business, condition, assets, Liabilities, operations, financial performance and prospects and notify the Purchaser immediately of any emergency or other change in the business and of any Governmental or third party complaints or investigations commenced, or to the Company's Knowledge, threatened, against the Company (or communication indicating that the same may be contemplated);

          (d) the Company promptly notifies the Purchaser of any written bona fide inquiry, proposal or offer from any Person relating to any Acquisition Transaction and any other inquiry, proposal or offer from any Person relating to any Acquisition Transaction on terms that, when considered as a whole, are at least as favorable as those contained in and contemplated by this Agreement;

          (e) the Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, except as contemplated by this Agreement and does not repurchase, redeem or otherwise reacquire any shares of capital stock or any Derivative Securities;

          (f) the Company does not sell or otherwise grant or issue any shares of capital stock or any Derivative Securities except as contemplated by this Agreement;

          (g) the Company does not amend its Articles of Incorporation or Bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (other than as disclosed in Section 4.2 of the Disclosure Schedule) except as contemplated by this Agreement;

          (h) the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (i) except for the repayment of the Liabilities as contemplated by
     Section 8.15, the Company does not make any capital expenditure in excess of $10,000 or otherwise outside the Ordinary Course of Business;

          (j) the Company does not enter into or permit any of the assets owned or used by the Company to become bound by any Contract, except for any Excluded Contract nor enter into, amend or modify any transaction or Contract between it and any Related Party;

          (k) the Company does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

          (l) the Company does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (m) the Company does not change any of its methods of accounting or accounting practices in any respect;

          (n) the Company does not make or change any material election in respect of Taxes, amend any Company Return, adopt or change any accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Body or otherwise;

          (o) the Company does not commence any Proceeding;

          (p) except as contemplated by this Agreement, the Company does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business;
     (ii) incur or assume any indebtedness for borrowed money or any other Liabilities, other than Liabilities (other than indebtedness for borrowed money) incurred in the Ordinary Course of Business; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than in the Ordinary Course of Business; or (iv) make any loans, advances or capital contributions to, or investments in, any other Person;

          (q) the Company pays its debts and Taxes when due, subject to good faith disputes thereof, and pays or performs its other obligations when due;

          (r) the Company does not disclose to any Person, other than to any of the Company's Representatives that are subject to agreements of confidentiality and to the Purchaser, any proprietary or confidential information relating to the Company or its business, nor transfer to any Person any Proprietary Asset, nor enter into any licensing or other agreement relating to any Proprietary Asset;

          (s) the Company does not enter into or amend any Contracts pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or Proprietary Assets;

          (t) the Company does not pay, discharge or satisfy any amount where such prepayment causes the Company to incur a penalty, charge or fee;

          (u) the Company does not hire any new director-level or officer-level employee;

          (v) the Company gives all notices and other information required prior to the Effective Time to be given to the employees of the Company and any applicable Governmental Body under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the Transactions;

          (w) the Company shall not revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

          (x) the Company does not enter into any transaction or take any other action outside the Ordinary Course of Business;

          (y) the Company does not enter into any transaction or take any other action that could reasonably be expected to cause or constitute a material Breach of any representation, warranty or covenant made by the Company in this Agreement;

          (z) the Company does not enter into, amend or modify any Contract with any Related Party;

          (aa) the Company does not enter into any Contract related to the leasing of property or equipment other than in the Ordinary Course of Business; and

          (bb) the Company does not enter into any Contract or arrangement to do any of the actions outlined in (f) through (bb) above.

     6.3. FILINGS AND CONSENTS. The Company shall ensure that:

          (a) each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company or the Stockholders in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the Transactions is made or given as soon as possible after the date of this Agreement;

          (b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Section 4.25 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) the Company promptly delivers to the Purchaser a copy of each filing made, each notice given and each Consent obtained by the Company during the Pre-Closing Period; and

          (d) during the Pre-Closing Period, the Company and its Representatives cooperate with the Purchaser and with the Purchaser's Representatives, and prepare and make available such documents and take such other actions as the Purchaser may reasonably request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

     6.4. NOTIFICATION. During the Pre-Closing Period, the Company shall promptly notify the Purchaser of:

          (a) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Company in this Agreement;

          (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Company in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such extent, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (c) any Breach of any covenant or obligation of the Company;

          (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VIII or
     Article IX impossible or unlikely; and

          (e) the discovery by the Company of any fact or event that has resulted in or is likely to result in a Material Adverse Change.

     6.5. PAYMENT OF INDEBTEDNESS. The Company shall cause all indebtedness and other Liabilities owed by any Related Party to the Company and, except for the Loan, all indebtedness and other Liabilities of the Company, including fees, costs and expenses of the Company in connection with the Transactions including all accrued amounts to be paid by the Company to the Escrow Agent pursuant to the Escrow Agreement (such fees, costs and expenses collectively, the "Transactional Expenses"), to be paid in full on or prior to the Closing.

     6.6. NO NEGOTIATION. The Company shall ensure that neither the Company nor any of the Company's Representatives directly or indirectly:

          (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction;

          (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any Acquisition Transaction; or

          (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

     6.7. BEST EFFORTS. During the Pre-Closing Period, the Company shall use its Best Efforts to cause the conditions set forth in Article VIII to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in Article IV of this Agreement becoming untrue, in any of the conditions of Closing set forth in
Article VIII not being satisfied or in the business of the Company becoming materially less valuable.

     6.8. CONFIDENTIALITY; PUBLICITY. The Company shall ensure that, during the Pre-Closing Period:

          (a) the Company and its Representatives keep strictly confidential the terms of this Agreement;

          (b) neither the Company nor any of its Representatives issues or disseminates any press release or other disclosure intended for broad public dissemination of any nature regarding any of the transactions contemplated by this Agreement, except to the extent that the Company is required by law to make any such disclosure regarding such transactions or as jointly agreed by the Company and the Purchaser; and

          (c) if the Company is required by law to make any disclosure regarding the transactions contemplated by this Agreement, the Company advises the Purchaser, at least five (5) business days before making such disclosure, of the nature and content of the intended disclosure.

          (d) the Company agrees that in the event of a Breach or threatened Breach by it of this Section 6.8, the Purchaser and Merger Sub would suffer irreparable harm and shall be entitled (in addition to any remedy that may be available at law or in equity) to injunctive relief restraining such Breach or threatened Breach without the having to post a bond.

     6.9. INVENTOR AGREEMENT. The Company shall ensure that James L. Lucero shall execute and deliver an Inventor Agreement, substantially in the form attached hereto as Exhibit C (the "Inventor Agreement").

     6.10. AFFILIATE AGREEMENTS. The Company shall ensure that each Stockholder that is also an Affiliate of the Company as determined in the reasonable discretion of the Purchaser shall execute and deliver an Affiliate Agreement, substantially in the form attached hereto as Exhibit D (each, an "Affiliate Agreement").

     6.11. APPROVAL OF AGREEMENT. The Company shall ensure that during the Pre-Closing Period the Company approves or adopts, as applicable, as promptly as practicable after the date hereof, by all necessary further action of its Board of Directors, and shall use its Best Efforts to ensure that the Company's stockholders approve or adopt, as applicable, this Agreement and the other Transactional Agreements to which the Company is a party. The Company shall make a solicitation of the Company's stockholders by means of the Proxy Statement and other disclosure documents reasonably deemed appropriate by the Purchaser. In furtherance, and not in limitation, of the foregoing, the Company, acting through its Board of Directors, shall, in accordance with all applicable Legal Requirements and the Company's Certificate of Incorporation and Bylaws (i) promptly and duly call, give notice of, convene and hold as soon as practicable a meeting (or solicit an action by written consent in lieu thereof) of the Company's stockholders for the purpose of voting to approve and adopt this Agreement and the other Transactional Agreements to which the Company is a party, and (ii) recommend approval and adoption of this Agreement and the other Transactional Agreements to which the Company is a party by the Company's stockholders (such recommendation to be made by the Company's Board of Directors acting unanimously) and take all lawful action to solicit such approval. The timing and procedures of such meeting (or consent solicitation) shall be subject to the reasonable approval of the Purchaser and shall be completed as promptly as practicable.

     6.12. COOPERATION WITH REGISTRATION STATEMENT AND PROXY STATEMENT.

          (a) The Company agrees to cooperate in, and shall ensure that its stockholders and Affiliates cooperate in, the preparation of the Registration Statement and the Proxy Statement. The Company agrees to promptly furnish to the Purchaser all information concerning the Company and its stockholders and Affiliates as may be reasonably requested by Purchaser in connection with the filing of the Registration Statement and Proxy Statement described in Section 7.5.

          (b) The Company agrees that the information supplied or to be supplied by it for inclusion in (i) the Registration Statement or Proxy Statement will, at the time the Registration Statement or Proxy Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein not misleading; and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company's stockholders and at the time of the special meeting or written consent of the stockholders of the Company, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein not misleading, in the light of the circumstances under which such statement is made, or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. The Company further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any statement in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or an omission of any material fact necessary to make any statement therein not false or misleading, in light of the circumstances under which such statement is made, it shall promptly inform the Purchaser and shall take the necessary steps to correct the Registration Statement or the Proxy Statement.

     6.13. LICENSE; TERMINATION OF LICENSES.

          (a) The Company hereby grants the Purchaser a license (the "License") on the terms and conditions set forth in Schedule 6.13 hereto.

          (b) Upon the request of the Purchaser and to the extent permitted by such agreements, prior to the Closing Date, the Company shall terminate that certain (i) Harrah's Operating Company Inc. Technology Development and Licensing Agreement, Amended and Restated, dated as of June 20, 1996, by and between Harrah's Operating Company Inc., a Delaware corporation, and Scotch Twist, Inc., a Delaware corporation, and/or (ii) license contained in that certain Agreement, dated as of July 1, 1997, by and between Bally Gaming International Inc., a Delaware corporation, and the Company. The Company shall provide the Purchaser written documentation evidencing any requested termination.

          (c) All rights and licenses granted under this Agreement by the Company to the Purchaser are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. The parties agree that the Purchaser, as a licensee of such right under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. On or after the Effective Date, the Company shall take all steps reasonably requested by the Purchaser to perfect, and provide constructive notice of, the licenses, immunities, releases and other rights granted hereunder, including, without limitation, filings in the U.S. Patent and Trademark Office and under the Uniform Commercial Code.

          (d) From the date of this Agreement up to and through the earlier of Closing or termination of this Agreement, Purchaser agrees to, and Company hereby authorizes Purchaser to, perform all actions reasonably necessary and to pay all costs for maintaining and continuing to prosecute any and all Proprietary Assets, including Owned Patents, based on the foregoing, worldwide. Costs include, but are not limited to, fees payable to governmental entities such as patent offices, fee paying services such as annuity paying services, attorney fees, and related disbursements. In no event shall Purchaser's obligations under this Section 6.13(d) exceed an aggregate of fifty thousand dollars ($50,000).


     6.14. FRACTIONAL SHARES. The Company shall eliminate all fractional shares, by way of stock split or other method reasonably approved by Purchaser.

     6.15. FIRPTA. The Company shall furnish to the Purchaser within thirty (30) days prior to the Closing Date certification in the form required by Treasury Regulation Section 1.1445-2(c)(3) that the stock of the Company is not a U.S. real property interest. In addition, simultaneously with delivery of such certification, the Company shall have provided the Purchaser, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for the Purchaser to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

     6.16. NO SHORT SALES. Neither the Company, any of its Stockholders nor any Affiliate of the Company or any Stockholder shall enter into any transaction to short the Common Stock on or prior to the Closing Date.

                                  ARTICLE VII
                     PRE-CLOSING COVENANTS OF THE PURCHASER

     The Purchaser hereby covenants and agrees as set forth in this Article VII.

     7.1. BEST EFFORTS. During the Pre-Closing Period, the Purchaser shall use its Best Efforts to cause the conditions set forth in Article IX to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in this Agreement becoming untrue, in any of the conditions of closing set forth in Article IX not being satisfied, or in the business of the Company becoming materially less valuable.

     7.2. NOTIFICATION. During the Pre-Closing Period, the Purchaser shall promptly notify the Company in writing of:

          (a) the discovery by the Purchaser of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Purchaser in this Agreement;

          (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Purchaser or Merger Sub in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (c) any Breach of any covenant or obligation of the Purchaser or Merger Sub; and

          (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VIII or
     Article IX impossible or unlikely.

     7.3. PROPRIETARY INFORMATION. Unless and until the Closing occurs, the Purchaser shall keep and retain in confidence any and all of the confidential and proprietary information respecting the Company set forth or referenced in the Disclosure Schedule or otherwise provided to the Purchaser by the Company in connection with or in anticipation of the Transactions, irrespective of the form in which it is delivered or when delivered (the "Proprietary Information"). Proprietary Information shall not include information that (i) was known by the Purchaser or its Representatives, without an obligation to maintain its confidentiality prior to receipt from the Company or its Representatives, (ii) is or becomes generally known to the public without violation of this Agreement,
(iii) is obtained by the Purchaser or its Representatives from a third party having the right to disclose it without an obligation of confidentiality, or
(iv) is independently developed by the Purchaser or its Representatives without the use or assistance of any Proprietary Information previously disclosed to the Purchaser in confidence by the Company or any agent or Representative thereof, in contemplation or furtherance of the Transactions. In the event the Agreement is terminated prior to Closing for any reason, the Purchaser agrees to return to the Company all of the Proprietary Information subject to this Section 7.3 (including all copies) in its possession or under its control, other than analyses, compilations and derivative works, that is capable of being returned and to purge, shred or otherwise destroy all such Proprietary Information not returned which is capable of being purged, shredded or destroyed. The Purchaser shall, and shall cause each of its Representatives to, keep and maintain all Proprietary Information confidential following any expiration or termination of this Agreement in any case in which Closing does not occur. Nothing herein shall be construed to restrict or prevent the Purchaser and its affiliates from working internally or with other parties in or on or from acquiring other parties that work in or on, fields, products or processes similar or identical to or competitive with those of the Company, and such actions shall not be used as a basis for a claim of "inevitable disclosure or use" of Proprietary Information in contravention or breach of this Agreement; provided that none of the Proprietary Information disclosed to the Purchaser hereunder or otherwise in contemplation of the Transactions by the Company or its Representatives is used for any such purposes.

     7.4. FILINGS AND CONSENTS. The Purchaser shall ensure that:

          (a) each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Purchaser in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the Transactions is made or given as soon as possible after the date of this Agreement;

          (b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the Transactions is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) the Purchaser promptly delivers to the Company a copy of each filing made, each notice given and each Consent obtained by the Purchaser during the Pre-Closing Period; and

          (d) during the Pre-Closing Period, the Purchaser and its Representatives cooperate with the Company and with the Company's Representatives, and prepare and make available such documents and take such other actions as the Company may reasonably request in good faith in connection with any filing, notice or Consent the Company is required or elects to make, give or obtain.

     7.5. REGISTRATION STATEMENT; PROXY STATEMENT.

          (a) The Purchaser agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by the Purchaser with the SEC in connection with the issuance of the Initial Shares and the resale of the Initial Shares by Affiliates of the Company, including the prospectus and other proxy solicitation materials of the Purchaser and the Company constituting a part thereof in order to solicit approval from the respective stockholders of the Purchaser and the Company (the "Proxy Statement") and all related documents. The registration of the resale of Common Stock by Affiliates of the Company may be by separate registration statement in the Purchaser's discretion, which separate registration statement shall be deemed to be included in the definition of "Registration Statement." The Purchaser shall permit the review of such Registration Statement by the Company. The Purchaser agrees to file the Registration Statement and the Proxy Statement in preliminary and definitive form with each such Governmental Body (including the SEC) as may be required as soon as reasonably practicable. The Purchaser agrees to use its Best Efforts to cause the Registration Statement and any required amendments or supplements thereto to be declared effective under the Securities Act and distributed to the Purchaser's and the Company's stockholders as promptly as reasonably practicable after filing thereof. The Purchaser agrees to use its Best Efforts to register or qualify the Initial Shares and any resale thereof by Affiliates of the Company under such other securities or state blue sky laws of such jurisdictions as the Company or such Affiliates may reasonably request, except that the Purchaser shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file a general consent to service of process in any such states or jurisdictions.

          (b) The Purchaser agrees that the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein not misleading; and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the special meeting or the written consent of the stockholders of the Purchaser, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein not misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. The Purchaser further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any statement in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or an omission of any material fact necessary to make any statement therein not false or misleading, in light of the circumstances under which such statement is made, it shall promptly inform the Company and shall take the necessary steps to correct the Registration Statement or the Proxy Statement.

     7.6. MERGER SUB CHARTER DOCUMENTS. The Purchaser has provided the Company with an accurate and complete copy of Merger Sub's Articles of Incorporation and Bylaws. The Purchaser shall not, and shall cause Merger Sub to not, alter, amend or modify such Articles of Incorporation or Bylaws, other than as may be required by any Governmental Body or to comply with any Legal Requirement or to obtain any Governmental Authorization or Consent (including each Consent related to applicable gaming Governmental Bodies), without the prior written Consent of the Company or the Company's stockholders holding a majority of the voting shares of the Company, which Consent shall not be unreasonably withheld.

                                  ARTICLE VIII
           CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE

     The Purchaser's obligation to Consummate the Merger and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 12.12):

     8.1. SATISFACTORY COMPLETION OF PRE-ACQUISITION REVIEW. The Purchaser shall not have determined to exercise its right of termination set forth in Section 10.1(a)(iii).

     8.2. ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by the Company in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been complete and accurate in all material respects as of the date of this Agreement and shall be complete and accurate in all material respects as of the Closing Date.

     8.3. PERFORMANCE OF OBLIGATIONS. All covenants and obligations that the Company is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

     8.4. CONSENTS. All Consents, including each Consent related to applicable gaming Governmental Bodies and the approval by the Purchaser's stockholders, required to consummate the Merger and the other Transactions shall have been obtained and shall be in full force and effect.

     8.5. NO ADVERSE CHANGE. There shall have been no Material Adverse Change in respect of the Company since the date of this Agreement.

     8.6. ADDITIONAL DOCUMENTS. The Purchaser shall have received the following documents:

          (a) an opinion letter from Swidler Berlin Shereff Friedman, LLP, counsel to the Company, dated the Closing Date, in substantially the form of Exhibit E, which shall include an opinion that none of the Stockholders is a member of a "group" under Section 13(d) or 13(g) of the Exchange Act;

          (b) evidence reasonably satisfactory to the Purchaser that the approvals and authorizations referenced in Section 4.24 with respect to the Company remain in full force and effect;

          (c) a certificate duly executed by the President of the Company certifying that (i) each of the representations and warranties made by the Company in this Agreement was accurate in all material respects as of the date of the Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) each of the covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects;

          (d) copies of resolutions of the Board of Directors of the Company, and copies of the resolutions of the meeting of the Company stockholders (or written consent in lieu thereof), each certified by the Secretary of the Company, and each duly and validly authorizing the execution, delivery and performance of this Agreement and the other Transactional Agreements to which the Company is or is to be a party and the Transactions (such resolution of the Board of Directors to have been adopted by the unanimous vote of its members);

          (e) final bills for all Transactional Expenses indicating payment in full;

          (f) each Transactional Agreement, duly executed and delivered by each of the respective parties thereto (other than the Purchaser and Merger
     Sub);

          (g) copies of all corporate documents of the Company as the Purchaser shall reasonably request;

          (h) copy of any tax clearance certificate or similar document required under applicable Legal Requirements for the Company to effect the Merger;

          (i) good standing certificate relating to the Company from the Secretary of State of the State of Delaware, dated as of a recent date and in substance reasonably satisfactory to the Purchaser;

          (j) the Financial Statements and the Pre-Closing Balance Sheet;

          (k) resignations of all directors and officers of the Company; and

          (l) such other documents as the Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Article VIII, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

     8.7. NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser or the Company, or against any Person affiliated with the Purchaser or the Company, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or having a Material Adverse Effect.

     8.8. NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. No Person shall have made or threatened any claim asserting that such Person (i) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or any Derivative Securities, or (ii) may otherwise be entitled to all or any portion of the Purchase Price.

     8.9. BENEFICIAL OWNERSHIP. Giving effect to the consummation of the Transactions, none of the Stockholders, either individually or by application of Rule 13d-5(b)(i) promulgated by the SEC under the Exchange Act, shall have acquired "beneficial ownership" (as defined under the Rules of the SEC promulgated in connection with Sections 13(d) and 13(g) of the Exchange Act) of greater than 4.9% of the Common Stock of the Purchaser.

     8.10. TAX TREATMENT. Neither the Company nor any of the Stockholders shall take any action that is reasonably likely to cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     8.11. NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

     8.12. NO INJUNCTION. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the Merger of the Company and Merger Sub.

     8.13. NO DISSENTING SHARES. There shall be no Excluded Shares.

     8.14. REGULATORY APPROVALS. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Body which prohibits or restricts the consummation of the Merger or any of the other Transactions. Other than the filing of the Agreement of Merger with the Secretaries of State of Nevada and Delaware, all Consents (including those related to gaming) which are necessary for the consummation of the Merger or any of the other Transactions, other than Consents the failure to obtain which would not materially adversely affect the consummation of the Merger or any of the other Transactions or in the aggregate have a Material Adverse Effect on the Surviving Corporation shall have been filed, occurred or been obtained and shall be in full force and effect.

     8.15. NO LIABILITIES. The Company shall have no outstanding Liabilities and all Transactional Expenses shall have been paid in full. At the Purchaser's sole discretion, the Purchaser may elect to consummate this transaction despite Company's failure to comply with this Section 8.15; provided, that in such event Purchaser shall have the right to release the number of Initial Shares and, at its option, set off future earnout payments under Section 3.1(b)(ii) in an aggregate amount not to exceed the total amount of all unpaid Liabilities and Transactional Expenses.

     8.16. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC, there shall not have been issued any stop order in connection therewith and all registrations or qualifications with any state blue sky authorities required by Section 7.5 shall have been made and shall be effective.

     8.17. VALUE OF INITIAL SHARES. The aggregate value of the Initial Shares to be issued on the Closing Date pursuant to Section 3.1(b)(i) shall be equal to or greater than one million two hundred thousand dollars ($1,200,000).

                                   ARTICLE IX
                      CONDITIONS PRECEDENT TO THE COMPANY'S
                               OBLIGATION TO CLOSE

     The Company's obligation to Consummate the Merger and to take the other actions required to be taken by the Company at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part, in accordance with Section 12.12):

     9.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by the Purchaser and Merger Sub in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been complete and accurate in all material respects as of the date of this Agreement and shall be complete and accurate in all material respects as of the Closing Date.

     9.2. ADDITIONAL DOCUMENTS. The Company shall have received the following documents:

          (a) an opinion letter from Maslon, Edelman, Borman & Brand, counsel to the Purchaser, dated the Closing Date, substantially in the form of Exhibit F.

          (b) evidence reasonably satisfactory to the Company that the approvals and authorizations referenced in Section 5.1 with respect to the Purchaser and Merger Sub remain in full force and effect;

          (c) certificates duly executed by the President of each of the Purchaser and Merger Sub certifying that (i) each of the representations and warranties made by the Purchaser and Merger Sub, respectively, in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) each of the covenants and obligations that the Purchaser is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, duly executed by the Purchaser;

          (d) copies of resolutions of the Board of Directors of the Purchaser and Merger Sub, and copies of the resolutions of the stockholder of Merger Sub, each certified by the Secretary of the Company or Merger Sub, as applicable, and each duly and validly authorizing the execution, delivery and performance of this Agreement and the other Transactional Agreements to which the Purchaser or Merger Sub, as applicable, is a party and the Transactions;

          (e) copy of any tax clearance certificate or similar document required under applicable Legal Requirements for the Company and Merger Sub to effect the Merger;

          (f) good standing certificate relating to the Merger Sub from the Secretary of State of the State of Nevada, dated as of a recent date and in substance reasonably satisfactory to the Company;

          (g) such other documents as the Company may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Purchaser or Merger Sub, (ii) evidencing the compliance by the Purchaser with, or the performance by the Purchaser of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Article IX, or (iv) otherwise facilitating the consummation or performance of any of the Transactions; and

          (h) each of the Transactional Documents duly executed and delivered by the Purchaser and Merger Sub, as applicable.

     9.3. PURCHASER'S PERFORMANCE. All of the covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

     9.4. FINANCING OR BALANCE SHEET ENHANCEMENT. The Purchaser shall have completed an Acceptable Financing, with written notice of the failure to obtain such Acceptable Financing to be provided by the Purchaser to the Company on or before June 1, 2002 in the event of such failure. For purposes of this Agreement, an "Acceptable Financing" shall mean that the Purchaser has raised an aggregate minimum of $10 million in a combination of one or more of the following: (i) equity or debt financing through one or a combination of (A) the sale of Common Stock; (B) the sale of the Purchaser's Convertible Preferred Stock, provided that such Convertible Preferred Stock (1) must have a dividend rate not higher than 10% per annum, and (2) shall contain no conversion provisions other than at a fixed exchange ratio (adjusted for standard antidilution adjustments, including price-based antidilution adjustments), which ratio, subject to any such adjustments, shall provide that each share of Preferred Stock may be combined into a number of shares of Common Stock having a value equal to the original issue price plus any accrued but unpaid dividends, where the value of the Common Stock shall be not less than 90% of the market price of the Common Stock on the date of issuance of the Preferred; and (C) a debt financing which meets the following qualifications: (1) must have an interest rate not higher than 13% per annum; (2) no amortization or sinking fund payments required for five years or longer; and (3) no conversion provisions for the debt, other than at a fixed exchange ratio (adjusted for standard antidilution adjustments, including price-based antidilution adjustments), which ratio, subject to any such adjustments, shall not value the Common Stock into which the debt may be converted at a price less than 90% of the market price of the Common Stock at the time of issuance of such debt; or (ii) working capital in excess of that required for payment of current Liabilities, and funds to fund expenses of operations as reflected in the Purchaser's business plan, including anticipated or necessary capital expenditures, as determined in the reasonable judgment of the Stockholder Representative, or as certified by the Purchaser's Chief Executive Officer or Chief Financial Officer, in writing.

     9.5. NO INJUNCTION. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the Merger of the Company and Merger Sub.

     9.6. APPROVAL OF BOARD OF DIRECTORS AND STOCKHOLDERS.

          (a) The Board of Directors of the Purchaser and Merger Sub shall have approved the execution of this Agreement by the Company and shall have approved the consummation of the Transactions.

          (b) The sole stockholder of Merger Sub shall have approved the execution of this Agreement by Merger Sub and shall have approved the consummation of the Transactions.

     9.7. NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transaction or having a Material Adverse Effect.

     9.8. NASDAQ LISTING. The Purchaser's Common Stock shall be listed on the Nasdaq Small Cap Market.

     9.9. CONSUMMATION OF XERTAIN MERGER. The merger involving the Purchaser and Xertain Inc., a Delaware corporation, shall have been consummated.

     9.10. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC, there shall not have been issued any stop order in connection therewith and all registrations or qualifications with any state blue sky authorities required by Section 7.5 shall have been made and shall be effective.

     9.11. VALUE OF INITIAL SHARES. The aggregate value of the Initial Shares to be issued on the Closing Date pursuant to Section 3.1(b)(i) shall be equal to or greater than one million two hundred thousand dollars ($1,200,000).

     9.12. CONSENTS. All Consents, including each Consent related to applicable gaming Governmental Bodies, required to consummate the Merger and the other Transactions shall have been obtained and shall be in full force and effect.

                                    ARTICLE X
                                   TERMINATION

     10.1. TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

          (a) by the Purchaser if:

               (i) there is a material Breach of any representation, warranty, covenant or obligation of the Company under this Agreement or of the Inventor under the Inventor Agreement;

               (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Article VIII has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

               (iii) the Purchaser is not, in its reasonable discretion, satisfied with the results of its due diligence review of the Company, provided that the Purchaser's right to terminate pursuant to this
          Section 10.1(a)(iii) shall exist only during the Due Diligence Review Period;

               (iv) a Governmental Authorization required for consummation of the Merger and the other Transactions shall have been denied by final nonappealable action of the Governmental Body responsible for such Governmental Authorization or a Governmental Body issues a final nonappealable order blocking the Merger; or

               (v) the Company modifies or amends its Disclosure Schedule and discloses any items or events that have resulted in or are likely to result in a Material Adverse Change.

          (b) by the Company if:

               (i) there is a material Breach of any representation, warranty, covenant or obligation of the Purchaser;

               (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Article IX has become impossible or impractical (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement);

               (iii) a Governmental Authorization required for consummation of the Merger and the other Transactions shall have been denied by final nonappealable action of the Governmental Body responsible for such Governmental Authorization or a Governmental Body issues a final nonappealable order blocking the Merger;

               (iv) the Purchaser modifies or amends its Disclosure Schedule and disclosed any items or events that have resulted in or are likely to result in a Material Adverse Change;

               (v) the Purchaser or Merger Sub modifies the Purchaser Disclosure Schedule and discloses any items or events that have resulted in or are likely to result in a Material Adverse Change; or

               (vi) the Company is not, in its reasonable discretion, satisfied with the results of its due diligence review of the Purchaser; provided, that the Company's right to terminate pursuant to this
          Section 10.1(b)(vi) shall exist only during the Due Diligence Review Period.

          (c) by the Purchaser or the Company if the Closing has not taken place on or before June 1, 2002 (other than as a result of any failure on the part of the party seeking to terminate this Agreement to materially comply with or perform its covenants and obligations under this Agreement); and

          (d) by the mutual written consent of the Purchaser and the Company.

     10.2. TERMINATION PROCEDURES. If the Purchaser wishes to terminate this Agreement pursuant to Section 10.1(a) or Section 10.1(c), the Purchaser shall deliver to the Company a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1(b) or Section 10.1(c), the Company shall deliver to the Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     10.3. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that the Company and Purchaser shall, in all events, remain bound by and continue to be subject to their respective obligations under Sections 3.1(a), 6.8 and 7.3.

     10.4. EXCLUSIVITY OF TERMINATION RIGHTS. The termination rights and obligations provided in this Article X shall be deemed to be exclusive. Other than as provided in Section 10.3, the parties shall not have any other or further Liabilities to or with respect to one another by reason of this Agreement or its termination.

                                   ARTICLE XI
                            CERTAIN RIGHTS OF OFFSET

     11.1. RESERVE AND OFFSET. In the event of any (i) actual or threatened Breach of any representation or warranty made in Section 4.11 of this Agreement or in the Inventor Agreement, (ii) actual or threatened Tax Liability of the Purchaser, the Company or Merger Sub arising out of or resulting from the failure of the Merger to qualify as a "reorganization" within the meaning of
Section 368(a) of the Code, (iii) Breach by the Company of the covenant to pay all Company Liabilities (including any Transactional Expenses) on or prior to Closing as set forth in Section 6.5 notwithstanding any waiver of the condition related thereto set forth in Section 8.15, or (iv) reimbursement or indemnity obligation of the Company pursuant to the Escrow Agreement which is not satisfied in full on or prior to the Closing, the Purchaser shall be entitled to withhold from any cash and stock otherwise payable under Section 3.1(b)(ii) an amount equal to the Purchaser's reasonable estimate of Damages (including, for this purpose, Taxes of the Company and Merger Sub) arising out of, related to or in connection with each such threatened Breach, Tax Liability or Company reimbursement or indemnity obligation (the "Reserve"), against which the Purchaser may offset and retain an amount (such amount, the "Offset") equal to
(A) all of such Damages in respect of each such Breach or Company reimbursement or indemnity obligation or (B) fifty percent (50%) of such Damages in respect of each such Tax Liability. In the event that the amount the Purchaser would be entitled to retain as an Offset is less than the applicable Reserve, then the Reserve shall automatically be increased to an amount equal to such Offset.

     11.2. NOTICE AND OTHER PROCEDURES.

          (a) If the Purchaser withholds a Reserve or makes an Offset against a Reserve, it shall promptly give written notice of such Reserve (a "Reserve Notice") or Offset (an "Offset Notice") to the Stockholder Representative, including a brief description of the facts upon which such Reserve or Offset is based.

          (b) If within fifteen (15) days after delivery of a Reserve Notice or Offset Notice the Stockholder Representative notifies the Purchaser in writing of his objection to the Reserve or Offset, the Purchaser and the Stockholder Representative shall negotiate in good faith for a period of thirty (30) days in an effort to agree on the appropriate Reserve or Offset. Within fifteen (15) days thereafter, either party may submit the dispute to arbitration as described in this Section 11.2(b). Any dispute arising out of, related to or in connection with this Article XI shall be submitted to confidential, binding arbitration in Las Vegas, Nevada before a single arbitrator, to be selected by the Purchaser and the Stockholder Representative within fifteen (15) days or otherwise selected pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association, which procedures and rules shall govern each such arbitration. The arbitrator shall only have authority to set the Reserve or Offset in the amount claimed by the Purchaser or the Stockholder Representative (i.e., the arbitrator cannot set a Reserve or award an Offset between the amount claimed by the Purchaser and the Stockholder Representative, above the amount claimed by the Purchaser or below the amount claimed by the Stockholder Representative). The party that loses such arbitration shall be responsible for all costs of such proceeding.

          (c) The right to set a Reserve and to retain an Offset for Damages for any Breach, Tax Liability or Company reimbursement or indemnity obligation pursuant to the Escrow Agreement against the cash and stock pursuant to
     Section 3.1(b)(ii) in accordance with this Article XI shall be the Purchaser's sole and exclusive remedy for any Damages in the event of a Breach, Tax Liability or Company reimbursement or indemnity obligation pursuant to the Escrow Agreement described in Section 11.1, except that for a Breach of the covenant set forth in Section 6.5, the Purchaser may, in its sole discretion, apply the Offset against any of the Consideration described in Section 3.1(b)(i).

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

     12.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. All of the representations and warranties, covenants and obligations of the parties to be performed on or prior to the Closing Date, shall terminate, and be deemed to have been satisfied and discharged in full, at the Closing.

     12.2. FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     12.3. ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Agreement, or the certificate, opinions and other instruments and documents delivered in connection herewith, or the enforcement of any provision of such items is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12.4. TRANSFER TAXES. Except as otherwise provided in this Agreement, including any Exhibit, schedule or Appendix, each Stockholder shall be individually responsible for his, her or its respective sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the transactions contemplated by this Agreement, including but not limited to any interest or penalties in respect thereof.

     12.5. NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Company or Stockholders:

                  Scotch Twist, Inc.
                  c/o Schupak Group
                  730 Fifth Avenue, Suite 1901
                  New York, NY  10019
                  Attention:  Donald Schupak
                  Telecopier:  (212) 262-1031
                  Telephone:  (212) 582-4210

                  with a copy to (which shall not constitute notice):

                  Swidler Berlin Shereff Friedman, LLP
                  The Chrysler Building
                  405 Lexington Avenue
                  New York, NY  10174
                  Attention:  Morris Orens
                  Telecopier:  (212) 891-9598
                  Telephone:  (212) 891-9450

     if to the Purchaser or the Merger Sub:

                  Innovative Gaming Corporation of America
                  333 Orville Wright Court
                  Las Vegas, NV  89119
                  Attention:  Loren A. Piel, Executive V.P. and General Counsel
                  Telecopier:  (702) 614-7114
                  Telephone:  (702) 614-7199

                  with a copy to (which shall not constitute notice):

                  Morrison & Foerster LLP
                  19900 MacArthur Boulevard
                  Suite 1200
                  Irvine, California 92612
                  Attention:  Tamara P. Tate, Esq.
                  Telecopier:  (949) 251-0900
                  Telephone:  (949) 251-7500

     12.6. CONFIDENTIALITY AND PUBLICITY. The Company shall take reasonable steps to ensure that on and at all times after the date of this Agreement:

          (a) it and each of its Representatives shall not issue or disseminate any press release or other publicity concerning any of the Transactions contemplated by this Agreement, or permit any press release or other publicity concerning any of such Transactions to be issued or otherwise disseminated by or on behalf of it or any of the Stockholders or Representatives without the Purchaser's and the Merger Sub's prior written consent, and the Stockholders shall continue to keep the terms of this Agreement strictly confidential; and

          (b) it and each of its Representatives shall keep strictly confidential, and shall not use, or disclose to any other Person, any non-public document or other information in its possession that relates directly or indirectly to the business of the Company, the Merger Sub, the Purchaser or any affiliate of the Purchaser and while in possession thereof will not directly or indirectly effectuate any trades in the Purchaser's Common Stock.

          (c) The confidentiality provisions set forth in this Section 12.6 are not exclusive and are independent of and do not affect any other confidentiality provisions by or among any of the parties to this Agreement.

     12.7. HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     12.8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     12.9. GOVERNING LAW AND WAIVER OF JURY TRIAL. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Nevada (without giving effect to principles of conflicts of laws). The parties irrevocably waive the right to a jury trial in connection with any legal proceeding arising out of or relating to this Agreement or any of the Transaction Agreements or the enforcement of any provision of this Agreement or any of the Transactional Agreements.

     12.10. CONSENT TO JURISDICTION AND VENUE.

          (a) Each party hereby irrevocably and unconditionally consents and agrees that all actions, suits or other proceedings arising under or in connection with this Agreement or any of the Transactional Agreements shall be tried and litigated in the state or federal courts located in the City of Las Vegas, County of Clark, State of Nevada, which courts shall have exclusive jurisdiction to hear and determine any and all claims, controversies and disputes arising out of or related to this Agreement or any of the Transactional Agreements.

          (b) Each party hereby (a) irrevocably submits to the jurisdiction of any such court and consents in advance to such jurisdiction in any action, suit or other proceeding commenced in any such court, (b) waives any right it may have to assert the doctrine of forum non conveniens or any objection that such person may have based upon lack of personal jurisdiction or improper venue, and (c) consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereby waives personal service of the summons, complaint or other process issued in any such action, suit or other proceeding and agrees that service of such summons, complaint and other process may be made by sending (a) the original such document through a nationally recognized express delivery service, (b) an email notification with the relevant tracking number for such express delivery service, and (c) a copy of such document by facsimile, each addressed to such party at the addresses set forth in
     Section 12.5 (Notices) and that service so made shall be deemed completed upon such Person's actual receipt of (b) and (c).

          (c) To the extent permitted under the applicable laws of any such jurisdiction, each party hereby waives, in respect of any such action, suit or other proceeding, the jurisdiction of any other court or courts that now or hereafter, by reason of such Person's present or future domicile, or otherwise, may be available to it.

     12.11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and its successors and assigns (if any); the Merger Sub and its successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of the Company, the Merger Sub, the Purchaser, and the respective successors and assigns (if any) of the foregoing. The Purchaser may freely assign all (but not less than all) of its rights under this Agreement and its ownership of the Owned Patents to any other Person without obtaining the consent or approval of any other party hereto or any other Person; provided, that an assignment of less than all rights under this Agreement or ownership of less than all of the Owned Patents shall require the written consent of the Company prior to Closing and of the Stockholders after Closing.

     12.12. WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (c) Notwithstanding Section 12.12(b), any of the Company's conditions set forth in Article VIII may be waived by the Company on the written consent or approval of the holders of two-thirds (2/3) of the outstanding voting securities of the Company. The Company hereby agrees that in the event of any such written consent or approval, the Company will take all further actions reasonably requested by the Purchaser in order to effect the foregoing waiver.

     12.13. AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, Merger Sub and the Company.

     12.14. SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     12.15. PARTIES IN INTEREST. Except for the stockholders, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     12.16. ENTIRE AGREEMENT. This Agreement (including the Appendix, Schedules and Exhibits hereto) sets forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

     12.17. CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) For purposes of this Agreement, a Contract, obligation, Liability, transaction, change, Breach, Encumbrance, Proceeding or other matter or event shall be deemed to be "material" if the aggregate amount or value involved with respect to all such Contracts, obligations, Liabilities, transactions, charges, Breaches, Encumbrances, Proceedings or other matters or events is material, and a "Material Adverse Effect" shall be deemed to arise if there is, or reasonably would be expected to be, a Material Adverse Effect on the value of the Transactions, viewed as a whole, to the Purchaser, the ability of the Company to comply with or perform any covenant or obligation under this Agreement, or on the business, condition, assets, Liabilities, operations, financial performance, results of operations or prospects of the Company, viewed as a whole, or if it may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

          (e) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

          (f) For purposes of this Agreement, when the Company's representations and warranties are given with respect to the conduct of its business or use of assets as "presently proposed," it shall mean in accordance with the Company's future plans without giving effect to changes in such plans which may be effected by the Purchaser, whether or not known to the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


"THE PURCHASER":                       INNOVATIVE GAMING CORPORATION OF AMERICA,
                                       a Minnesota corporation


                                       By:
                                          --------------------------------------


Attest:                                By:
                                          --------------------------------------
                                          Secretary


"THE COMPANY":                         SCOTCH TWIST, INC.,
                                       a Delaware corporation


                                       By:
                                          --------------------------------------
                                          President


Attest:                                By:
                                          --------------------------------------
                                          Secretary


"MERGER SUB":                          INNOVATIVE GAMING TECHNOLOGY CORP.,
                                       a Nevada corporation


                                       By:
                                          --------------------------------------
                                          President


Attest:                                By:
                                          --------------------------------------
                                          Secretary

                                    APPENDIX

                               CERTAIN DEFINITIONS

FOR PURPOSES OF THE AGREEMENT (INCLUDING THIS APPENDIX):

     "Acceptable Financing" shall have the meaning specified in Section 9.4 of this Agreement.

     "Acquired Technology" shall mean (i) the Owned Patents, (ii) any and all source code relating to the foregoing, and (iii) any and all Intellectual Property Rights relating to the foregoing.

     "Acquired Technology Net Income" shall mean any and all revenues received by Purchaser and its Affiliates from the Credit/Debit Gaming Business less any Costs and Expenses. In instances where the Purchaser or its Affiliates receive Acquired Technology Net Income from any product or service relating to the Credit/Debit Gaming Business ("Credit/Debit Gaming Portion") where such product or service is bundled with any other products or services ("Other Portion", and collectively with Credit/Debit Gaming Business Portion, the "Bundle"), Acquired Technology Net Income shall equal the portion of the net income of the Bundle that is attributable to the Credit/Debit Gaming Business Portion, based on the respective stand-alone prices in good faith and reasonably specified by Purchaser for the products and services that make up the Bundle (with net income for such other products and services to be determined in the same manner as Acquired Technology Net Income).

     "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale or other disposition of all or any portion of the Company's business or assets (other than in the Ordinary Course of Business);

          (b) the issuance, sale or other disposition of (i) any capital stock of the Company or (ii) any Derivative Security; or

          (c) any, merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

     "Affiliate" has the meaning set forth in Rule 405 promulgated by the SEC under the Securities Act.

     "Affiliate Agreement" shall have the meaning specified in Section 6.10 of this Agreement.

     "Agreement" shall mean the Agreement and Plan of Merger and a Reorganization to which this Appendix is attached (including the Appendix, Disclosure Schedule, Purchaser Disclosure Schedule and all other Schedules and Exhibits), as it may be amended from time to time.

     "Best Efforts" shall mean the reasonable efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible. An obligation to use "Best Efforts" under the Agreement does not and will not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions.

     "Breach" shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision. Breaches of the representations and warranties made by the Company in Section 4.2, 4.3, 4.4(c) or 4.11 of this Agreement shall be determined without regard to any information or disclosures appearing in the portions of the Disclosure Schedule relevant to such Sections (including cross-references from other sections of such Disclosure Schedules).

     "Bundle" shall have the meaning set forth in the definition of Acquired Technology Net Income.

     "Certificates" shall have the meaning specified in Section 3.2(a) of the Agreement.

     "Closing" shall have the meaning specified in Section 3.4 of the Agreement.

     "Closing Date" shall have the meaning specified in Section 3.4 of the Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall mean the common stock, $0.01 par value per share, of the Purchaser.

     "Company" shall mean Scotch Twist, Inc., a Delaware corporation.

     "Company Contract" shall mean any Contract:

          (a) to which the Company is a party;

          (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

          (c) under which the Company has or may acquire any right or interest.

     "Company Plan" shall mean any Current Benefit Plan or Past Benefit Plan.

     "Company Returns" shall have the meaning specified in Section 4.16(b) of the Agreement.

     "Company's Fully Diluted Common Stock shall have the meaning specified in
Section 3.1(b)(i) of this Agreement.

     "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     "Constituent Corporation" shall mean Merger Sub and the Company, collectively.

     "Contract" shall mean, with respect to any Person, any written, oral, implied or other agreement, contract, arrangement, obligation, promise or undertaking that is legally binding.

     "Costs and Expenses" shall mean with respect to any products or services the reasonable direct costs and expenses incurred by Purchaser and its Affiliates, including: cost of goods sold, including, without limitation, direct manufacturing costs, and costs of materials, production, supplies and labor; sales and marketing costs; costs and expenses incurred to obtain third party hardware, software or other Intellectual Property Rights that are integrated into or used in connection with such products or services; sales, tariff duties and/or use taxes or other Taxes directly imposed (other than Tax on the Purchaser's income); brokers' or agents' commissions; shipping and insurance; refunds, credits and similar allowances; and any other costs and expenses directly related to the products and services of the Credit/Debit Gaming Business. Costs and Expenses shall exclude general and administrative expenses, capital expenses and overhead.

     "Credit/Debit Gaming Business" shall mean the processing of credit or debit transactions for players using Gaming Devices, where such player use is underwritten or otherwise paid for or assured by a credit source other than a casino or gaming operator of such Gaming Device (or an Affiliate of a casino or gaming operator). "Credit/Debit Gaming Business" includes, but is not limited to, the sale, marketing, permitted licensing or sublicensing, bundling, distribution, or other exploitation of Gaming Devices.

     "Credit/Debit Gaming Portion" shall have the meaning set forth in the definition of Acquired Technology Net Income.

     "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

          (a) that was established or adopted by the Company or any ERISA Affiliate or is maintained or sponsored by the Company;

          (b) in which the Company participates;

          (c) with respect to which the Company or any ERISA Affiliate is or may be required or permitted to make any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate is or may become subject to any Liability.

     "DGCL" shall have the meaning specified in Section 1.1 of this Agreement.

     "Damages" shall mean the amount of any loss, damage, injury, decline in value, Liability, claim, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     "Derivative Security" shall mean any subscription, option, call, right or warrant or other instrument (in each case, whether or not currently exercisable)
(a) to acquire any shares of the capital stock or other securities of the Company or (b) that is or may become convertible into or exchangeable for any shares of the capital stock or securities of the Company.

     "Disclosure Schedule" shall have the meaning specified in Article IV of this Agreement.

     "Dissenting Holder" shall have the meaning specified in Section 3.5(a) of this Agreement.

     "Due Diligence Review Period" shall mean the period commencing on the date of this Agreement and terminating at 11:59 p.m. on September 15, 2001.

     "Earnout Consideration" shall mean an amount equal to twenty-five percent (25%) of all Acquired Technology Net Income.

     "Effective Time" shall have the meaning specified in Section 1.2 of this Agreement.

     "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

     "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, limited liability the Company, joint venture, estate, trust, cooperative, foundation, society, political party, union, the Company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

     "Escrow Agent" shall mean the Escrow Agent pursuant to the Escrow Agreement attached to this Agreement as Exhibit A.

     "Escrow Agreement" shall have the meaning specified in Section 3.2 of this Agreement.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Excluded Contract" shall mean any Contract that meets each of the following requirements:

          (a) the Company has entered into such Contract in the Ordinary Course of Business;

          (b) such Contract has a term of less than ninety (90) days or may be terminated by the Company (without penalty) within ninety (90) days after the delivery of a termination notice by the Company; and

          (c) such Contract does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $25,000.

     "Excluded Shares" shall have the meaning specified in Section 3.5(a) of this Agreement.

     "Financial Statements" shall have the meaning specified in Section 4.4(a) of this Agreement.

     "FIRPTA" shall mean the Foreign Investment in Real Property Act.

     "GAAP" shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

     "Gaming Device" shall mean an entertainment device or system that incorporates or uses all or any part of the Acquired Technology.

     "Governmental Authorization" shall mean any:

          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     "Governmental Body" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     "Initial Payment" shall have the meaning specified in Section 3.1(a) of this Agreement.

     "Initial Shares" shall have the meaning specified in Section 3.1(b)(i) of this Agreement.

     "Intellectual Property Rights" shall mean all intellectual property rights, including, without limitation, patents, patent applications, copyrights, copyright registrations, applications for copyright registrations, mask works, mask work registrations, applications for mask work registrations, trade secrets, trademarks and service marks, registrations therefor and applications for registrations therefor, trade names, domain names and trade dress.

     "Inventor" means each named inventor on the Owned Patents.

     "Inventor Agreement" shall have the meaning specified in Section 6.9 of this Agreement.

     "Knowledge" - A Person shall be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such Person is actually aware of such fact or other matter; or

          (b) a prudent Person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter; provided, however, that there is no obligation to conduct intellectual property searches or other intellectual property investigations outside the Company.

     "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, edict, decree, treaty, convention, rule, regulation, ruling, directive, requirement, determination or decision of any Governmental Body.

     "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     "License" shall have the meaning specified in Section 6.13(a) of this Agreement.

     "Loan" shall have the meaning specified in Section 3.1(a) of this Agreement.

     "Material Adverse Change" shall mean a change that is material and adverse in the assets, business, financial condition or results of operations of the Person in question and its subsidiaries, taken as a whole, other than a change:

          (a) that is directly attributable to the announcement of the Transactions contemplated by this Agreement (including loss of personnel, customers or supplies or the delay or cancellation of orders or products);

          (b) as a result of general economic conditions; or

          (c) as a result of liabilities directly incurred in connection with this Agreement or the Transactions (including litigation brought or threatened against a party or any member of its Board of Directors in respect of this Agreement).

     "Material Adverse Effect" shall have the meaning specified in Section 12.17(d) of this Agreement.

     "Merger" shall have the meaning specified in the Recitals of this Agreement.

     "Merger Sub" shall mean Innovative Gaming Technology Corp., a Nevada corporation.

     "Minimum Earnout Consideration" shall mean with respect to the years ended December 31, 2002 and 2003, $0; the year ended December 31, 2004, $500,000; the year ended December 31, 2005, $1.5 million; the year ended December 31, 2006, $2.5 million; and the year ended December 31, 2007, $3.5 million. Notwithstanding anything in this Agreement to the contrary, the Minimum Earnout Consideration shall equal $0 in the event any Legal Requirement or Order prohibits or restrains the Credit/Debit Gaming Business.

     "NRS" shall have the meaning specified in Section 1.1 of this Agreement.

     "Offset" shall have the meaning specified in Section 11.1 of this Agreement.

     "Offset Notice" shall have the meaning specified in Section 11.2(a) of this Agreement.

     "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

     "Ordinary Course of Business" shall mean an action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is consistent with the Company's past practices and is taken in the ordinary course of the Company's normal operations; and

          (b) such action is not required to be authorized by the Company's stockholders, the Company's Board of Directors or any committee of the Company's Board of Directors and does not require any other separate or special authorization of any nature.

     "Other Portion" shall have the meaning set forth in the definition of Acquired Technology Net Income.

     "Owned Patents" shall have the meaning specified in Section 4.11(i) of this Agreement.

     "Past Benefit Plan" shall mean any Employee Benefit Plan (other than a Current Benefit Plan):

          (a) of which the Company or any ERISA Affiliate has ever been a "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by the Company or by any ERISA Affiliate;

          (b) in which the Company or any ERISA Affiliate has ever participated;

          (c) with respect to which the Company or any ERISA Affiliate has ever made, or has ever been required or permitted to make, any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate has ever been subject to any Liability.

     "Permitted Liens" shall mean (a) liens securing the payment of any Taxes or levies which are not yet delinquent or which are being contested in good faith,
(b) materialmen's, mechanics', carriers', workmen's, repairmen's or other similar liens incurred in the Ordinary Course of Business securing obligations that are not yet due, (b) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities relating thereto, which do not materially impair, alone or in the aggregate, the use of the property affected thereby in the operation of the Company's business or the values of any or all of such property for the purpose of such business, (d) workers' compensation and unemployment compensation liens for amounts not yet due and payable, and (e) contractual and statutory liens in favor of landlord or lessors.

     "Person" shall mean any individual, Entity or Governmental Body.

     "Pre-Closing Balance Sheet" shall have the meaning specified in Section 4.4(a)(ii) of this Agreement.

     "Pre-Closing Period" shall mean the period commencing as of the date of this Agreement and ending on the Closing Date.

     "presently proposed" shall have the meaning specified in Section 12.17(f) of this Agreement.

     "Prime Rate" shall have the meaning set forth in Section 3.1(b)(ii) of this Agreement.

     "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     "Proprietary Assets" means the Intellectual Property Rights and Technology that are owned by, licensed to or that are useful in connection with the Company's business as presently conducted or proposed to be conducted. Proprietary Assets includes, without limitation, the Owned Patents.

     "Proprietary Information" shall have the meaning specified in Section 7.3 of this Agreement.

     "Proxy Statement" shall have the meaning specified in Section 7.5(a) of this Agreement.

     "Purchase Price" shall have the meaning specified in Section 3.1 of this Agreement.

     "Purchaser" shall mean Innovative Gaming Corporation of America, a Minnesota corporation.

     "Purchaser Disclosure Schedule" shall have the meaning specified in the preamble of Article IV of this Agreement.

     "Purchaser Group" shall have the meaning specified in Schedule 6.13 of this Agreement.

     "Regulatory Documents" shall have the meaning specified in Section 5.5(b) of this Agreement.

     "Registration Statement" shall have the meaning specified in Section 7.5 of this Agreement.

     "Related Party." Each of the following shall be deemed to be a "Related Party":

          (a) each individual who is, or who has at any time been, an officer of the Company;

          (b) each member of the family of each of the individuals referred to in clause (a) above;

          (c) any Entity (other than the Company) in which any one of the Persons referred to in clauses (a) or (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     "Representatives" shall mean officers, directors, employees, attorneys, accountants, advisors and representatives.

     "Reserve" shall have the meaning specified in Section 11.1 of this Agreement.

     "Reserve Notice" shall have the meaning specified in Section 11.2(a) of this Agreement.

     "SEC" shall have the meaning specified in Section 4.3(b) of this Agreement.

     "Securities Act" shall have the meaning specified in Section 4.3(b) of this Agreement.

     "Software" shall have the meaning specified in Section 4.11(g) of this Agreement.

     "Stockholder" shall have the meaning specified in Section 3.2(a) of this Agreement.

     "Stockholder Representative" shall mean Donald Schupak, as attorney-in-fact and agent, for each of the Stockholders, in connection with certain matters contemplated by this Agreement as described herein, and any duly appointed successor.

     "subsidiary" shall mean, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party or any one or more of the subsidiaries.

     "Surviving Corporation" shall have the meaning specified in Section 1.1 of this Agreement.

     "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (i) imposed, assessed or collected by or under the authority of any Governmental Body, or
(ii) payable pursuant to any tax sharing agreement or similar Contract.

     "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Technology" means any means ideas, concepts, techniques, know-how, inventions, discoveries, methods, processes, creations, works, documentation, drawings, designs, specifications, schematics, descriptions, development tools, test suites, diagnostic materials, prototypes and samples, software (including firmware) (in source code, object code or any other form) and other copyrightable subject matter (in any form), data, and other materials and information in any form (whether written, electronic, graphic or otherwise). Technology with respect to a system, component or other item includes any related materials for development, operation, maintenance and training.

     "Transactional Agreements" shall mean this Agreement, the Inventor Agreement, each Affiliate Agreement, the Escrow Agreement, the Stockholder Representative Agreement, the Company's Closing Certificate and all other agreements, certificates and instruments executed or contemplated to be executed by the Company in connection with the Transactions.

     "Transactional Expenses" shall have the meaning specified in Section 6.5 of this Agreement.

     "Transactions" shall mean (i) the execution and delivery of the respective Transactional Agreements, and (ii) all of the transactions contemplated by the respective Transactional Agreements, including, the Merger.

     "Unaudited Balance Sheet" shall have the meaning specified in Section 4.4(a)(i) of this Agreement.

     "use" for purposes of Section 4.11 of this Agreement shall have the meaning specified in subsection 4.11(j) thereof.